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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Arch Coal, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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JOHN W. EAVES President and Chief Executive Officer

March 14, 2014

Dear fellow stockholder:

        You are cordially invited to attend our annual meeting of stockholders on Thursday, April 24, 2014. We will hold the meeting at 10:00 a.m., Central time, in the lower level auditorium at our headquarters located at CityPlace One, One CityPlace Drive, St. Louis, Missouri 63141.

        In connection with the annual meeting, we have enclosed a notice of the meeting, a proxy statement and a proxy card. We have also enclosed a copy of our annual report for 2013 which contains detailed information about us and our operating and financial performance.

        If you wish to attend the meeting in person, you will need to request an admission ticket in advance. You can request a ticket by following the instructions set forth on page 1 of the proxy statement. I hope that you will be able to attend the meeting, but I know that not every stockholder will be able to do so. Whether or not you plan to attend, I encourage you to vote your shares. You may vote by telephone or via the Internet, or complete, sign and return the enclosed proxy card. The prompt execution of your proxy will be greatly appreciated.

        Thank you for your continued support of Arch Coal. We look forward to seeing you on April 24th.

Sincerely,

JOHN W. EAVES President and Chief Executive Officer

ARCH COAL, INC.
1 CityPlace Drive, Suite 300                    St. Louis, Missouri 63141                    t: (314) 994-2700

One CityPlace Drive, Suite 300
St. Louis, Missouri 63141

March 14, 2014

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 24, 2014

        The annual meeting of stockholders (the "Annual Meeting") of Arch Coal, Inc., a Delaware corporation (the "Company"), will be held in the lower level auditorium at our headquarters located at CityPlace One, One CityPlace Drive, St. Louis, Missouri 63141 on Thursday, April 24, 2014 at 10:00 a.m., Central time, to:

    (1)
    Elect the five nominees for director named in the attached proxy statement;

    (2)
    Vote on an advisory resolution to approve the Company's named executive officer compensation;

    (3)
    Ratify the appointment of Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the year ending December 31, 2014;

    (4)
    Vote on two shareholder proposals, if properly presented at the Annual Meeting; and

    (5)
    Consider any other business that may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

        The close of business on February 27, 2014 has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof. As of the record date, there were 212,310,777 shares of common stock outstanding. If you own shares of common stock as of February 27, 2014, you may vote those shares via the Internet, by telephone or by attending the Annual Meeting and voting in person. If you received your proxy materials by mail, you may also vote your shares by completing and mailing your proxy/voting instruction card.

        If you wish to attend the Annual Meeting you must request an admission ticket in advance by following the instructions on page 1 of the proxy statement.

        Your vote is important. Whether or not you plan to attend the Annual Meeting, please cast your vote by telephone or the Internet. If you received a proxy card by mail, you may complete, date and sign the proxy card and return it in the enclosed envelope.

By Order of the Board of Directors

ROBERT G. JONES Senior Vice President-Law, General Counsel and Secretary

PROXY STATEMENT

 PROXY SUMMARY

        This summary highlights information contained in this Proxy Statement. The summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders	• Time and date: 10:00 a.m., Central time, April 24, 2014
• Place: Lower level auditorium at our headquarters located at CityPlace One, One CityPlace Drive, St. Louis, Missouri 63141
• Record Date: February 27, 2014
• Voting: Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals
Voting items (with board recommendations in parentheses)	• Election of five directors (FOR EACH NOMINEE)
• Advisory resolution to approve named executive compensation (FOR)
• Ratification of the appointment of Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the year ending December 31, 2014 (FOR)
• Two shareholder proposals (AGAINST EACH PROPOSAL)
Board nominees	• John W. Eaves. President and Chief Executive Officer, Arch Coal, Inc. Director since 2006.
• Douglas H. Hunt. Director of Acquisitions, Petro-Hunt, LLC. Director since 1995.
• J. Thomas Jones. Former Chief Executive Officer, West Virginia United Health System. Director since 2010.
• George C. Morris III. President, Morris Energy Advisors, Inc., and former Managing Director, Merrill Lynch & Co. Director since 2012.
• Paul A. Lang. Executive Vice President and Chief Operating Officer, Arch Coal, Inc. since April 2012. Director since February 2014.
Other directors	Term expiring in 2015
• Governor David D. Freudenthal. Senior Counsel, Crowell & Moring, LLC, and former Governor, State of Wyoming. Director since 2011.
• Patricia F. Godley. Senior Counsel, Van Ness Feldman. Director since 2004.

i

• Wesley M. Taylor. Former President, TXU Generation. Director since 2005.
• Peter I. Wold. President, Wold Oil Properties, Inc., and Director, Oppenheimer Funds, Inc. New York Board. Director since 2010.
Term expiring in 2016
• Paul T. Hanrahan. Chief Executive Officer, American Capital Infrastructure Management, LLC, and former President and Chief Executive Officer, The AES Corporation. Director since 2012.

•

Steven F. Leer. Chairman of the Board of Directors, Arch Coal, Inc., and former Chief Executive Officer, Arch Coal, Inc. Director since 1992. (Mr. Leer has informed the Board that he intends to retire immediately after the Annual Meeting)

• Theodore D. Sands. President, HAAS Capital, LLC, and former Managing Director, Investment Banking for Global Metals/Mining Group, Merrill Lynch & Co. Director since 1999.
Annual Meeting Admission Policy	• If you wish to attend the Annual Meeting you must request an admission ticket in advance by following the instructions set forth on page 1.
Key elements of our compensation program	• No increase in base salary. None of the named executive officers received a base salary increase in 2013.

•

Pay for performance. A significant portion of compensation is tied to key performance-based metrics of Arch Coal, Inc. For a discussion on the performance-based metrics used, please see the discussion under "Compensation Discussion and Analysis," beginning on page 34.

• Mix of short-term and long-term incentives. Our incentive program has a mix of annual and long-term incentives.
• Award caps. There are maximum limits on the short-term and long-term performance based awards.
• Share ownership requirements. We have in place stock ownership requirements for our senior officers and directors.

•

Clawback policy. The Arch Coal, Inc. Omnibus Incentive Plan has a policy requiring participants to reimburse the Company for award payments if it is determined that the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement.

ii

• Independent compensation consulting firm. The Personnel and Compensation Committee utilizes an independent compensation consulting firm, which provides no other services to the Company.
• Anti-hedging policy. The Company has a policy prohibiting employees from engaging in any action designed to hedge or offset any change in the value of the Company's stock.

•

Replace stock option awards with performance shares. Traditionally the Company has granted stock options as a component of its long-term incentive plan. For the 2014 plan year, the Company has replaced stock options with performance shares. These shares will have a three-year performance period. Payouts will be determined based on performance relative to pre-established strategic company goals, modified based on total stockholder return relative to our peer companies, and will be paid out in Company stock.

Stockholder input in our Executive Compensation program

•

2013 vote on Executive Compensation Program. At our April 2013 annual meeting, a significant majority of our outstanding common stock which was voted on the proposal, approximately 82% of votes cast, supported our fiscal 2012 executive compensation program.

•

Stockholder outreach. We engage in dialogue with our major stockholders throughout the year about a variety of corporate governance topics, including executive compensation. Prior to the upcoming Annual Meeting, we reached out to a number of our investors, from our largest investors to investors representing voting authority of less than 0.1% of our outstanding shares.

iii

 QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

When and Where Is the 2014 Annual Meeting of Stockholders Being Held?

        The 2014 annual meeting of stockholders (the "Annual Meeting") of Arch Coal, Inc., a Delaware corporation ("Arch" or the "Company"), will be held on Thursday, April 24, 2014. The Annual Meeting will be held at 10:00 a.m., Central time, in the lower level auditorium at our headquarters located at CityPlace One, One CityPlace Drive, St. Louis, Missouri 63141.

Why Did I Receive a Notice in the Mail Regarding the Internet Availability of Proxy Materials Instead of a Full Set of Proxy Materials?

        In accordance with the rules and regulations adopted by the Securities and Exchange Commission (the "SEC"), instead of mailing a printed copy of our proxy materials to each stockholder of record, we may furnish proxy materials, including this proxy statement and the Arch 2013 Annual Report, by providing access to them via the Internet. We believe this allows us to provide our stockholders with the information they need, while lowering the costs.

        Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, a Notice of Internet Availability of Proxy Materials (the "Notice") was mailed that will tell you how to access and review all of the proxy materials on the Internet. The Notice also tells you how to submit your proxy on the Internet or by telephone. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting them in the Notice. We began providing access to this proxy statement and a form of proxy card on March 14, 2014.

Who May Vote at the Annual Meeting?

        Stockholders of the Company at the close of business on February 27, 2014, the record date for the Annual Meeting, are entitled to receive notice of and to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting. On the record date, Arch had 212,310,777 shares of common stock outstanding.

How Do I Gain Admission to the Annual Meeting?

        If you wish to attend the Annual Meeting, you must be a stockholder on the record date and request an admission ticket in advance. Each stockholder planning to attend the Annual Meeting will be asked to present an admission ticket and a valid photo identification, such as a driver's license or passport. You may request an admission ticket by visiting www.proxyvote.com and following the instructions provided or by calling 1-866-232-3037. You will need the Control Number included on your proxy card, voter instruction form, or notice. Tickets will be issued to registered and beneficial owners and to one guest accompanying each registered or beneficial owner.

        Requests for admission tickets will be processed in the order in which they are received. Please note that seating is limited and will be on a first-come, first-served basis.

        No cameras, camcorders, videotaping equipment, other recording devices, bags or large packages will be permitted in the Annual Meeting. Photographs and/or video may be taken by Arch employees or independent contractors at the Annual Meeting, and those photographs and video images may be used by Arch. By attending the Annual Meeting, you will be agreeing to Arch's use of those images and waive any claim or rights with respect to those images and their use.

What Items Will Be Voted On at the Annual Meeting?

        Stockholders will vote on the following items at the Annual Meeting:

  •
  The election of five director nominees to the board of directors (the "Board") of the Company (Proposal 1);

  •
  An advisory resolution to approve the Company's named executive officer compensation (Proposal 2);

  •
  The ratification of the appointment of Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the year ending December 31, 2014 (Proposal 3); and

  •
  Two stockholder proposals, if properly presented at the Annual Meeting (Proposals 4 and 5).

What Are the Board's Voting Recommendations?

        The Board recommends you vote your shares:

  •
  "FOR" each of the director nominees to the Board (Proposal 1);

  •
  "FOR" the advisory resolution to approve the Company's named executive officer compensation (Proposal 2);

  •
  "FOR" the ratification of the appointment of Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the year ending December 31, 2014 (Proposal 3); and

  •
  "AGAINST" the two stockholder proposals (Proposals 4 and 5).

How Do I Vote?

        If you are a registered stockholder, there are four different ways you can vote:

        By Internet —  You can vote over the Internet at www.proxyvote.com by following the instructions provided (you will need the Control Number from the Notice or proxy card you receive).

        By Telephone —  You can vote by telephone by calling the toll-free number indicated on your proxy card or voting instruction card (you will need the Control Number from the Notice or proxy card you receive).

        By Mail —  If you received your proxy materials by mail, you can vote by signing, dating and returning the accompanying proxy card.

        In Person —  You can vote in person by written ballot at the Annual Meeting.

        When your proxy is properly submitted, your shares will be voted as you indicate. If you do not indicate your voting preference, the appointed proxies (John W. Eaves and Robert G. Jones) will vote your shares FOR Proposal Nos. 1 — 3 and AGAINST Proposal Nos. 4 and 5. If your shares are owned in joint names, all joint owners must vote by the same method, and if joint owners vote by mail, all of the joint owners must sign the proxy card. The deadline for voting by telephone or via the Internet, except with respect to shares held through the Arch Coal, Inc. Employee Thrift Plan as described below, is 11:59 p.m., Eastern time, on the day before the Annual Meeting.

        If you are a beneficial owner of shares held in street name, follow the instructions provided by your nominee to vote your shares. In most instances, you will be able to vote by the same methods as indicated above. You must have a legal proxy from the stockholder of record in order to vote the shares in person at the Annual Meeting.

        If your shares are held through the Arch Coal, Inc. Employee Thrift Plan, you may also vote as set forth above, except that Plan participants may not vote their Plan shares in person at the Annual Meeting. If you provide voting instructions by Internet, telephone or written proxy card, Mercer Trust Company, the Plan's Trustee, will vote your shares as you have directed. If you do not provide specific voting instructions, the Trustee will vote your shares in the same proportion as shares for which the Trustee has received instructions. Please note that you must submit voting instructions to the Trustee no later than April 21, 2014 at 11:59 p.m., Eastern time, in order for your shares to be voted by the Trustee at the Annual Meeting.

May I Change My Vote?

        You may revoke your proxy and change your vote at any time before the voting deadline for the Annual Meeting. After your initial vote, you may vote again on a later date any time prior to the Annual Meeting via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the voting deadline for the Annual Meeting will be counted), by signing and returning a new proxy card or voting instruction form with a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked.

How Many Votes Do I Have?

        You have one vote for each share of our common stock that you owned at the close of business on the record date. These shares include:

  •
  Shares registered directly in your name with our transfer agent, for which you are considered the "stockholder of record;"

  •
  Shares held for you as the beneficial owner through a broker, bank, or other nominee in "street name;" and

  •
  Shares credited to your account in the Arch Coal, Inc. Employee Thrift Plan.

Is My Vote Confidential?

        Yes. Voting tabulations are confidential except in extremely limited circumstances. Such limited circumstances include contested solicitation of proxies, when disclosure is required by law, to defend a claim against us or to assert a claim by us and when a stockholder's written comments appear on a proxy or other voting material.

What Are Broker Non-Votes and How Are They Counted?

        A broker non-vote occurs when a broker, bank, or other nominee holding shares on behalf of a beneficial owner is prohibited from exercising discretionary voting authority for a beneficial owner who has not provided voting instructions. Brokers, banks, and other nominees may vote without instruction only on "routine" proposals. On "non-routine" proposals, nominees cannot vote without instructions from the beneficial owner, resulting in so-called "broker non-votes." Proposal No. 3, the ratification of Ernst & Young, LLP as the Company's independent registered public accounting firm, is the only routine proposal on the ballot for the Annual Meeting. All other proposals are non-routine. If you hold your shares with a broker, bank, or other nominee, they will not be voted on non-routine proposals unless you give voting instructions to such nominee. Broker non-votes are counted as present and entitled to vote for purposes of determining a quorum at the meeting, but are not counted for purposes of determining the number of shares present and entitled to vote on non-routine matters.

What Is the Voting Requirement To Approve Each of the Proposals?

        For Proposal No. 1, the five nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them will be elected as directors to serve until their terms expire and until their successors are duly elected and qualified. Abstentions are not counted for the purpose of the election of directors, and neither abstentions nor broker non-votes will have any effect on the voting results.

        Approval of Proposal No. 2, No. 3, No. 4 and No. 5 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting. The vote on Proposal No. 2, the approval of the Company's named executive officer compensation, is a non-binding advisory vote only.

        Abstentions and broker non-votes are not treated as votes cast. Accordingly, neither abstentions nor broker non-votes will affect the outcome of the voting on Proposal Nos. 2-5.

        If a submitted proxy does not specify how to vote, the shares represented by that proxy will be considered to be voted in favor of Proposal Nos. 1 - 3 and against Proposal Nos. 4 and 5. Unless a stockholder checks the box on the proxy card or provides instructions to withhold discretionary voting authority, the appointed proxies may use their discretion to vote on any other matters properly brought before the meeting. As of the date of this proxy statement, we know of no other matter that will be presented for consideration at the Annual Meeting other than those matters discussed in this proxy statement.

What "Quorum" Is Required for the Annual Meeting?

        In order to have a valid stockholder vote, a quorum must exist at the Annual Meeting. For the Company, a quorum exists when stockholders holding a majority of the outstanding shares of common stock are present or represented at a meeting. For these purposes, shares that are present or represented by proxy at the Annual Meeting will be counted toward a quorum, regardless of whether the holder of the shares or proxy fails to vote on a particular matter or whether a broker with discretionary voting authority fails to exercise such authority with respect to any particular matter.

What Is Householding?

        As permitted by the SEC, we may only deliver one copy of this proxy statement to stockholders residing at the same address, unless the stockholders have notified the Company of their desire to receive multiple copies of the proxy statement. This is known as householding.

        The Company will promptly deliver, upon request, a separate copy of the proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for the current year or future years should be directed to the Secretary, Arch Coal, Inc. One CityPlace Drive., Suite 300, St. Louis, Missouri, 63141, or by telephone at (314) 994-2700.

Where Can I Find the Voting Results?

        We intend to announce preliminary voting results at the Annual Meeting. We will publish the final results in a Current Report on Form 8-K, which we expect to file within four business days after the Annual Meeting is held. You can obtain a copy of the Form 8-K by logging on to our website at archcoal.com, by calling the Securities and Exchange Commission (SEC) at 800-SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at sec.gov. Information on our website does not constitute part of this proxy statement.

 DIRECTORS AND CORPORATE GOVERNANCE PRACTICES

Overview

        Arch is dedicated to being a global leader in the coal industry and to creating superior long-term stockholder value. It is our policy to conduct our business with integrity and an unrelenting passion for providing the best value to our customers. All of our corporate governance materials, including the Corporate Governance Guidelines, our Code of Business Conduct and our board committee charters, are published under "Corporate Governance" in the Investors section of our website at archcoal.com. Information on our website does not constitute part of this proxy statement. The Board regularly reviews these materials, Delaware law, the rules and listing standards of the New York Stock Exchange and SEC regulations, as well as best practices suggested by recognized governance authorities, and modifies the materials as warranted.

        Our certificate of incorporation and bylaws provide for a Board that is divided into three classes as equal in size as possible. The classes have three-year terms, and the term of one class expires each year in rotation at that year's annual meeting. The size of the Board can be changed by a two-thirds vote of its members. There are currently 12 members of the Board:

John W. Eaves	Paul A. Lang
David D. Freudenthal	Steven F. Leer*
Patricia Fry Godley	George C. Morris III
Paul T. Hanrahan	Theodore D. Sands
Douglas H. Hunt	Wesley M. Taylor
J. Thomas Jones	Peter I. Wold

*
Mr. Leer has indicated that he will retire immediately after the Annual Meeting

        The Board met eight times during 2013. In 2013, each current director attended at least 75% of the aggregate of all of the meetings of the Board and committees on which he or she served and attended the Company's 2013 annual stockholders meeting. Under the Company's Corporate Governance Guidelines, each director is expected to spend the time needed and meet as frequently as necessary to properly perform his or her duties and responsibilities, including attending annual and special meetings of the stockholders, the Board and committees of which he or she is a member.

Corporate Governance Guidelines and Code of Business Conduct

  Corporate Governance Guidelines

        The Board has adopted Corporate Governance Guidelines, which set forth a framework within which the Board, assisted by its committees, directs the affairs of the Company. These Guidelines address, among other items, the composition and functions of the Board, director independence, stock ownership by and compensation of directors, and director qualification standards.

   Code of Conduct

        The Company has adopted the Code of Business Conduct, which is applicable to all employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer, as well as all directors of the Company.

        The Corporate Governance Guidelines and the Code of Business Conduct are available on the Company's website under the "Corporate Governance" heading in the "Investors" section at archcoal.com and in print to any stockholder who requests them from the Company's Secretary. We intend to post amendments to or waivers from (to the extent applicable to one of our directors or executive officers) the Code of Business Conduct at the same location on our website. Information on our website does not constitute part of this proxy statement.

Director Independence

        It is the Board's objective to have a substantial number of directors who are independent. The Corporate Governance Guidelines incorporate the criteria established by the New York Stock Exchange to assist the Board in determining whether a director is independent. The Board has determined, in its judgment, that all but three members, Steven F. Leer, John W. Eaves and Paul A. Lang, meet the New York Stock Exchange standards for independence. The independent members of the Board meet regularly without any members of management present. These sessions are normally held following or in conjunction with regular Board meetings.

        All members of our Audit, Nominating and Corporate Governance and Personnel and Compensation Committees must be independent directors in accordance with our Corporate Governance Guidelines. Members of the Audit Committee must also satisfy a separate SEC independence requirement, which provides that they may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their directors' compensation.

Leadership Structure

        Mr. Leer has served as the chairman of our Board since being appointed as chairman in April 2006. The Board has no fixed policy with respect to the separation of the offices of chairman and chief executive officer. Instead, the Board retains the discretion to make this determination on a case-by-case basis from time to time as it deems to be in the best interest of the Company and our stockholders at any given time. The Company's current structure is that Mr. Leer serves as chairman of the Board, and Mr. Eaves serves as chief executive officer of the Company. As has been previously disclosed, Mr. Leer intends to retire from his position as a director of the Company after the Annual Meeting. The Board has appointed Wesley M. Taylor chairman, effective upon Mr. Leer's retirement. Mr. Taylor is currently the lead director of the Board.

        In addition, the Corporate Governance Guidelines provide that, if the chairman of the Board is the chief executive officer, or is not an independent director, the independent directors of the Board shall elect a lead director to lead executive session meetings of the independent members of the Board.

        The entire Board is responsible for oversight of the Company's risk management processes. Our risk management department provides periodic reports to the Board's Audit Committee and provides reports to our Board at least once per year. In addition, the Board and its standing committees periodically request supplemental information or reports as they deem appropriate.

Director Qualifications, Diversity and Biographies

        The Corporate Governance Guidelines provide that our Nominating and Corporate Governance Committee and Board will nominate candidates for our board of directors who possess the following principal qualities: strength of character, an inquiring and independent mind, practical wisdom, and mature judgment. In addition to these qualities, the selection criteria for nomination include recognized achievement, an ability to contribute to some aspect of our business, and the willingness to make the commitment of time and effort required of a director.

        As described in more detail below, our Board believes that each of our directors meets such criteria and has attributes and experience that make him or her well qualified to serve. While we do not have a formal diversity policy, in order to find the most valuable talent available to meet these criteria, our Board generally considers candidates diverse in geographic origin, gender, ethnic background, and professional experience (private, public, and non-profit), pursuant to our Corporate Governance Guidelines. Our goal is to include members with the skills and characteristics that, taken together, will assure a strong Board.

        Our directors have diverse backgrounds and provide experience and expertise in a number of critical areas. The Nominating and Corporate Governance Committee considers the particular experience, attributes, reputation and qualifications of directors standing for re-election and potential nominees for election, as well as the needs of our Board as a whole and its individual committees. In nominating candidates for election by our stockholders, both the Nominating and Corporate Governance Committee and the Board act pursuant to these guidelines. Both the Nominating and Corporate Governance Committee and the Board assess the effectiveness of corporate governance policies, including with respect to diversity, through completion of an annual evaluation process.

        The Nominating and Corporate Governance Committee has identified nine areas of expertise that are particularly relevant to service on the Board and has identified the directors whose key areas of expertise qualify them for each of the listed categories. The categories identified by the Nominating and Corporate Governance Committee are:

          CEO/Senior Management — Experience working as a chief executive officer or senior officer of a major public or private company or non-profit entity.

          Energy — Extensive knowledge and experience in the energy industry, either as a senior executive of an energy company, as a senior executive of a customer of an energy company or through legal or regulatory experience on energy matters.

          Environmental and Safety — A thorough understanding of safety and environmental issues and energy industry regulations.

          Finance and Accounting — Senior executive-level experience in financial accounting and reporting, auditing, corporate finance and/or internal controls.

          Governance/Board — Prior or current experience as a board member of a major organization (private, public or non-profit).

          Government Relations — Experience in or a strong understanding of the workings of government and public policy on a local, state and national level.

          Human Resources and Compensation — Senior executive-level experience or membership on a board compensation committee with an extensive understanding of compensation programs, particularly compensation programs for executive-level employees and incentive based compensation programs.

          Marketing — Senior executive-level experience in marketing combined with a strong working knowledge of our domestic and international markets, customers and strategy.

          Strategic Planning — Senior executive-level experience in strategic planning for a major public, private or non-profit entity.

        The following is a list of our directors, their ages as of March 1, 2014, their occupation during the last five years and certain other biographical information, including the areas of expertise where each director or nominee is most skilled:

 CLASS II DIRECTORS WHO ARE UP FOR ELECTION AT THE ANNUAL MEETING

Director	Areas of Expertise	Occupation and Other Information
John W. Eaves Age 56 Director since 2006	CEO/Senior Management Energy Environmental and Safety Governance/Board Government Relations Marketing Human Resources and Compensation Strategic Planning	Mr. Eaves currently serves as our President and Chief Executive Officer. Mr. Eaves served as our President and Chief Operating Officer from 2006 until he was elected as our Chief Executive Officer in April 2012. From 2002 to 2006, Mr. Eaves served as our Executive Vice President and Chief Operating Officer. Mr. Eaves is currently the chairman of the National Coal Council, and also serves on the boards of COALOGIX, National Mining Association, the Business Roundtable, the American Coalition for Clean Coal Electricity and the Business Council. Mr. Eaves was previously a director of Advanced Emissions Solutions, Inc.

Mr. Eaves contributes to the mix of experience and qualifications the Board seeks to maintain primarily through his position as President and Chief Executive Officer of the Company. As President and Chief Executive Officer, and as a result of the experience he has gained during his tenure with the Company, Mr. Eaves has intimate knowledge of all aspects of the Company's business and close working relationships with all of the Company's senior executives. In addition, as Chief Executive Officer, Mr. Eaves has an extensive understanding of the Company's industry and customer base.
Douglas H. Hunt Age 61 Director since 1995	CEO/Senior Management Energy Environmental and Safety Finance & Accounting Human Resources and Compensation Strategic Planning
Since 1995, Mr. Hunt has served as Director of Acquisitions of Petro-Hunt, LLC, a private oil and gas exploration and production company.
Mr. Hunt contributes to the mix of experience and qualifications the Board seeks to maintain primarily through his long-time position as a senior officer for Petro-Hunt, LLC. As Director of Acquisitions of Petro-Hunt, LLC, Mr. Hunt has significant experience as a senior officer in the energy industry and in the strategic planning of companies as they look to grow their business.

Director	Areas of Expertise	Occupation and Other Information
J. Thomas Jones Age 64 Director since 2010	CEO/Senior Management Finance & Accounting Governance/Board Government Relations Human Resources and Compensation Strategic Planning	Mr. Jones was Chief Executive Officer of West Virginia United Health System located in Fairmont, West Virginia from 2002 until his retirement on January 3, 2014. From 2000 to 2002, Mr. Jones served as Chief Executive Officer of Genesis Hospital System in Huntington, West Virginia. Mr. Jones is also a director of City Holding Company, Inc., a past Director of Premier, Inc. and a member of the West Virginia University Board of Governors.

Mr. Jones contributes to the mix of experience and qualifications the Board seeks to maintain primarily through his services as Chief Executive Officer of health systems in the State of West Virginia. Being in charge of companies in a heavily regulated industry, Mr. Jones brings the valuable experience of assisting a company navigate through an ever changing regulatory background.
George C. Morris III Age 58 Director since 2012	CEO/Senior Management Energy Finance and Accounting Governance/Board Strategic Planning
Since March 2009, Mr. Morris has served as President of Morris Energy Advisors, Inc., and its successor Morris Energy Advisors, LLC. From 2006 until his retirement in March 2009, Mr. Morris served as a managing director at Merrill Lynch & Co. Prior to 2006, Mr. Morris served as a managing director of investment banking at Petrie Parkman & Co. until its acquisition by Merrill Lynch & Co. in 2006, and also previously served as a managing director of investment banking at Simmons & Company International, as a director of investment banking at Merrill Lynch & Co., and as a director of investment banking at The First Boston Corporation. Mr. Morris also serves on the board of directors of Calumet GP, LLC, the general partner of Calumet Specialty Products Partners, L.P.

Director	Areas of Expertise	Occupation and Other Information
Mr. Morris contributes to the mix of experience and qualifications the Board seeks to maintain primarily through his experience and roles with a variety of investment companies, including his most recent role as a managing director at Merrill Lynch & Co. His experience in advising clients of investment companies provides Mr. Morris with a strong understanding of the financial hurdles public companies face, including the various financing avenues available for a company. In addition, his board member experience adds additional valuable management and oversight knowledge to our Board.

CLASS I DIRECTOR WHO IS UP FOR ELECTION AT THE ANNUAL MEETING AND WHOSE TERM EXPIRES AT THE 2016 ANNUAL MEETING

Director	Areas of Expertise	Occupation and Other Information
Paul A. Lang Age 53 Director since 2014	CEO/Senior Management Energy Environmental and Safety Finance and Accounting Governance/Board Marketing Human Resources and Compensation Strategic Planning	Mr. Lang has served as our Executive Vice President and Chief Operating Officer since April 2012 and as our Executive Vice President-Operations from August 2011 to April 2012. Mr. Lang served as Senior Vice President-Operations from 2006 through August 2011, as President of Western Operations from 2005 through 2006 and President and General Manager of Thunder Basin Coal Company from 1998 to 2005. He currently serves on the boards of Advanced Emissions Solutions, Inc. and Knight Hawk Coal Company. Mr. Lang also serves on the development board of the Mining Department of the Missouri University of Science & Technology, and is chairman of the University of Wyoming's School of Energy Resources Council.

Director	Areas of Expertise	Occupation and Other Information
Mr. Lang, through his various roles at Arch Coal, Inc. and related coal industry product development, as well as international markets, brings a mix of experience and qualifications the Board seeks to maintain. As Executive Vice President and Chief Operating Officer, Mr. Lang has an extensive understanding of the Company, industry and customer base.

THE FOLLOWING CLASSES OF DIRECTORS ARE NOT UP FOR ELECTION AT THE ANNUAL MEETING

CLASS III DIRECTORS WHOSE TERM EXPIRES AT THE 2015 ANNUAL MEETING

Director	Areas of Expertise	Occupation and Other Information
Governor David D. Freudenthal Age 63 Director since 2011	CEO/Senior Management Energy Governance/Board Government Relations Strategic Planning	Since June 2011, Governor Freudenthal has been Senior Counsel with the law firm of Crowell & Moring, LLC. Governor Freudenthal served as the Governor of Wyoming from 2003 until January 2011. Prior to his service as Governor, he served as U.S. Attorney for the District of Wyoming.

Governor Freudenthal contributes to the mix of experience and qualifications the Board seeks to maintain primarily through his experience as Governor for the State of Wyoming. This experience has provided Governor Freudenthal with a significant understanding of the regulatory and governmental issues facing the Company in our daily operations.

Director	Areas of Expertise	Occupation and Other Information
Patricia F. Godley Age 65 Director since 2004	Energy Environmental and Safety Governance/Board Government Relations Human Resources and Compensation Strategic Planning	From 1998 until July 2012, Ms. Godley served as a partner with the law firm of Van Ness Feldman, practicing in the areas of economic and environmental regulation of electric utilities and natural gas companies. Ms. Godley retired as a partner effective July 2012, and now serves as Senior Counsel and Consultant to the firm. In June 2013, Ms. Godley joined the Board of Directors of Graymont Ltd., a privately-owned lime producing and processing company headquartered in Richmond, British Columbia, Canada, and serves on the board's Audit Committee and Environment, Safety and Health Committee. Ms. Godley is also a director of the United States Energy Association, which is the U.S. arm of the World Energy Council.

Ms. Godley contributes to the mix of experience and qualifications the Board seeks to maintain primarily through her work as an attorney in the areas of economic and environmental regulations. This experience has provided Ms. Godley with an in-depth knowledge of the ever changing regulatory environment that the Company faces, and dealing with governmental agencies in this regulatory environment. From her work in this area, she also has an extensive background in the energy industry and the environmental issues facing the Company.

Director	Areas of Expertise	Occupation and Other Information
Wesley M. Taylor Age 71 Director since 2005	CEO/Senior Management Energy Environmental and Safety Finance & Accounting Governance/Board Government Relations Human Resources and Compensation Marketing Strategic Planning	Mr. Taylor was appointed lead director of the Board in February 2013. Mr. Taylor was President of TXU Generation, a company engaged in electricity infrastructure ownership and management. Mr. Taylor served at TXU for 38 years prior to his retirement in 2004. Mr. Taylor also serves on the board of directors of FirstEnergy Corporation.
Mr. Taylor contributes to the mix of experience and qualifications the Board seeks to maintain primarily through his experience with TXU Generation, as well as his service as a member of the board of directors of FirstEnergy Corporation. Mr. Taylor's experience has provided him with a strong background in the energy industry. In addition, as President of TXU Generation, Mr. Taylor brings to our Board the experience of guiding a company in all aspects of its day-to-day operations.
Peter I. Wold Age 66 Director since 2010	CEO/Senior Management Energy Environmental and Safety Finance and Accounting Governance/Board Government Relations Strategic Planning
Mr. Wold is President and co-owner of Wold Oil Properties, Inc., an oil and gas exploration and production company. He is also Vice President of American Talc Company, a corporation that mines and processes talc in Western Texas. He is a director of the Oppenheimer Funds, Inc. New York Board. Mr. Wold has also served in the Wyoming House of Representatives, as a director of the Denver Branch of the Kansas City Federal Reserve Bank, and recently completed six years on the Wyoming Enhanced Oil Recovery Commission.

Mr. Wold contributes to the mix of experience and qualifications the Board seeks to maintain primarily through his experience as President of Wold Oil Properties, Inc., as well as his positions with Oppenheimer Funds, Inc. and the Kansas City Federal Reserve Bank. This experience has provided Mr. Wold with a deep understanding of the financial hurdles and constraints companies face in today's economy. In addition, as head of an energy company, Mr. Wold has a strong understanding of the environmental and other regulatory issues the Company faces, particularly in the Western United States.

 CLASS I DIRECTORS WHOSE TERM EXPIRES AT THE 2016 ANNUAL MEETING

Director	Areas of Expertise	Occupation and Other Information
Paul T. Hanrahan Age 56 Director since 2012	CEO/Senior Management Energy Environmental & Safety Finance and Accounting Governance/Board Government Relations Marketing Human Resources and Compensation Strategic Planning	Since October 2012, Mr. Hanrahan has served as the Chief Executive Officer of American Capital Infrastructure Management, LLC, a company which invests in global energy infrastructure assets. From 2002 until 2011, Mr. Hanrahan served as President and Chief Executive Officer of The AES Corporation, a global power company headquartered in Arlington, Virginia, and as its Executive Vice President and Chief Operating Officer from 2000 to 2002. Mr. Hanrahan also served as President and Chief Executive Officer of AES China Generating Co. for more than five years. He currently serves on the boards of Ingredion Incorporated, Seven Seas Water Corporation, GreatPoint Energy, Inc., and Azura Power Holdings Limited.

Mr. Hanrahan contributes to the mix of experience and qualifications the Board seeks to maintain through his current position as Chief Executive Officer of a company investing in energy infrastructure assets, as well as his former senior management positions with The AES Corporation. Serving in these capacities has provided Mr. Hanrahan with a strong understanding of the energy industry and the regulatory issues our clients face. In addition, Mr. Hanrahan brings to our Board experience in leading public companies as they expand internationally, having served as the Chief Executive Officer of a global public company. Finally, Mr. Hanrahan's experience serving on other boards provides him with valuable governance and oversight experience.

Director	Areas of Expertise	Occupation and Other Information
Steven F. Leer Age 61 Director since 1992	CEO/Senior Management Energy Environmental and Safety Finance and Accounting Governance/Board Government Relations Marketing Human Resources and Compensation Strategic Planning	Mr. Leer has been the Chairman of our board of directors since 2006. From 1992 until April 2012, Mr. Leer served as our Chief Executive Officer, and from 1992 to 2006, Mr. Leer also served as our President. Mr. Leer also serves on the boards of the Norfolk Southern Corporation, USG Corp., Parsons Corporation, the Business Roundtable, the University of the Pacific, Washington University and is past chairman of the Coal Industry Advisory Board. Mr. Leer is past chairman and continues to serve on the boards of the Center for Energy and Economic Development, the National Coal Council and the National Mining Association.

Mr. Leer contributes to the mix of experience and qualifications the Board seeks to maintain primarily through his position as Chairman of the Company and as the prior Chief Executive Officer of the Company. As a prior Chief Executive Officer of the Company and as the Company's Chairman, Mr. Leer has in-depth knowledge of all aspects of the Company's business and close working relationships with all of the Company's senior executives.
Theodore D. Sands Age 68 Director since 1999	Energy Finance and Accounting Governance/Board Human Resources and Compensation Strategic Planning
Since 1999, Mr. Sands has served as President of HAAS Capital, LLC, a private consulting and investment company. Mr. Sands served as Managing Director, Investment Banking for the Global Metals/Mining Group of Merrill Lynch & Co. from 1982 until 1999. Mr. Sands has also served as a member of the board of directors for several other companies.

Director	Areas of Expertise	Occupation and Other Information

Mr. Sands contributes to the mix of experience and qualifications the Board seeks to maintain primarily through his prior role at Merrill Lynch and as the head of a private investment company. In leading an investment company in today's economy, Mr. Sands has a strong understanding of the financial hurdles public companies face, as well as an in-depth knowledge of the various financing avenues available for a company. In addition, his past experience as a board member for several other companies adds valuable prior oversight experience to our existing board of directors.

Board Meetings and Committees

        The Board has the following five committees: Nominating and Corporate Governance, Finance, Personnel and Compensation, Audit and Energy and Environmental Policy. The table below contains information concerning the membership of each of the committees as of December 31, 2013, and the number of times the Board and each committee met during 2013. Each director attended at least 75% of the total number of meetings of the Board and of the committees on which he or she serves. In addition, all directors attended last year's annual meeting.

	Board of Directors*	Nominating and Corporate Governance	Finance	Personnel and Compensation	Audit	Energy and Environmental Policy
Mr. Eaves	M		M			M
Gov. Freudenthal	M			M		C
Ms. Godley	M	C			M
Mr. Hunt	M			M		M
Mr. Hanrahan	M	M			C
Mr. Jones	M		M	M
Mr. Leer	C		M			M
Mr. Morris	M		M		M
Mr. Sands	M	M	C	M
Mr. Taylor	M	M		C
Mr. Wold	M				M	M
Number of 2013 meetings	8	5	8	7	7	5

C            Chair            M            Member

*
Table does not include Mr. Lang, who was appointed as a director in February 2014. Mr. Lang currently serves on the Finance and Energy and Environmental Policy Committees.

   Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee is responsible for the following items:

  •
  identifying individuals qualified to become directors and recommending candidates for membership on the Board and its committees, as described under the heading "Nomination Process for Election of Directors;"

  •
  developing and recommending the Corporate Governance Guidelines to the Board; and

  •
  reviewing the effectiveness of Board governance, including overseeing an annual assessment of the performance of the Board and each of its committees.

        The Board has determined, in its judgment, that the Nominating and Corporate Governance Committee is composed entirely of independent directors as defined in the New York Stock Exchange listing standards. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board, a copy of which is published under "Corporate Governance" in the Investors section of our website at archcoal.com.

  Finance Committee

        The Finance Committee reviews and approves fiscal policies relating to our financial structure, including our debt, cash and risk management policies. The Finance Committee also reviews and recommends to the Board appropriate action with respect to significant financial matters, including dividends on our capital stock, major capital expenditures and acquisitions, and funding policies of our employee benefit plans.

  Personnel and Compensation Committee

        The Personnel and Compensation Committee is responsible for the following items:

  •
  reviewing and recommending to the Board the design of and associated payments related to the compensation programs for our named executive officers, non-employee directors and other key personnel;

  •
  reviewing and recommending to the Board the participation of executives and other key management employees in the various compensation plans; and

  •
  monitoring our succession planning and management development practices.

        The Board has determined, in its judgment, that the Personnel and Compensation Committee is composed entirely of independent directors as defined in the New York Stock Exchange listing standards. In making its determination, the Board considered, among other things, the factors applicable to members of the Personnel and Compensation Committee pursuant to New York Stock Exchange listing standards and Rule 10C-1 of the Securities Exchange Act of 1934. The Personnel and Compensation Committee operates under a written charter adopted by the entire Board, a copy of which is published under "Corporate Governance" in the Investors section of our website at archcoal.com. The report of the Personnel and

Compensation Committee can be found under "Personnel and Compensation Committee Report" in this proxy statement.

  Audit Committee

        The Audit Committee is responsible for the following items:

  •
  monitoring the integrity of our consolidated financial statements, internal accounting, financial controls, disclosure controls and financial reporting processes;

  •
  confirming the qualifications and independence of our independent registered public accounting firm;

  •
  evaluating the performance of our internal audit function and our independent registered public accounting firm; and

  •
  reviewing our compliance with legal and regulatory requirements.

        The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. The Board has determined, in its judgment, that the Audit Committee is composed entirely of independent directors in compliance with the New York Stock Exchange listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. The Audit Committee operates under a written charter adopted by the Board, a copy of which is published under "Corporate Governance" in the Investors section of our website at archcoal.com.

        The Board has also determined, in its judgment, that Mr. Hanrahan is an "audit committee financial expert" and that each member of the Audit Committee is "financially literate." Our Corporate Governance Guidelines do not currently restrict the number of audit committees of public companies on which members of our Audit Committee may serve. The Board has determined that none of the members of the Audit Committee currently serves on the audit committees of more than three public companies. The report of the Audit Committee can be found under "Audit Committee Report" in this proxy statement.

  Energy and Environmental Policy Committee

        The Energy and Environmental Policy Committee reviews, assesses and provides advice to the Board on current and emerging energy and environmental policy trends and developments that affect or could affect us. In addition, the Energy and Environmental Policy Committee makes recommendations concerning whether, and to what extent, we should become involved in current and emerging energy and environmental policy issues.

Director Retirement/Resignation Policies

        Our Board has a policy requiring members to resign from their position on the Board effective at the Company's annual meeting immediately following a member's 72nd birthday. Vacancies on the Board may be filled by a majority of the remaining directors. A director elected to fill a vacancy, or a new directorship created by an increase in the size of the Board, serves for the remainder of the full term of the class of directors in which the vacancy or newly created directorship occurred.

        The Corporate Governance Guidelines requires any nominee for director in an uncontested election who receives a greater number of votes "withheld" from his or her election than votes "for" such election to offer his or her resignation to the Board. In the event a resignation is tendered, the Nominating and Corporate Governance Committee and the Board will evaluate the best interests of the Company and its stockholders and make a determination on the action to be taken with respect to such offered resignation, which may include (i) accepting the resignation, (ii) maintaining the director but addressing the underlying cause of the withheld votes, (iii) resolving that the director will not be re-nominated in the future for election, or (iv) rejecting the resignation. Following a determination by the Board, the Company will disclose the Board's decision in a filing with the SEC, a press release, or another broadly disseminated means of communication. The Corporate Governance Guidelines require the Board to nominate for election or re-election only those candidates who agree in advance in writing to tender a resignation letter in accordance with these terms. Each nominee for election at the Annual Meeting has agreed to follow this policy as set forth in the Corporate Governance Guidelines.

Conflicts of Interest

        Our code of conduct reflects our policy that all of our employees, including the named executive officers, and directors must avoid any activity that creates, or may create, a conflict of interest that might interfere with the proper performance of their duties or that might be hostile, adverse or competitive with our business. In addition, each of our directors and executive officers is encouraged to notify our Board when confronted with any situation that may be perceived as a conflict of interest, even if the person does not believe that the situation would violate our Code of Business Conduct or Corporate Governance Guidelines. The Board will then determine, after consultation with counsel, whether a conflict of interest exists. Directors who have a material personal interest in a particular issue may not vote on any matters with respect to that issue.

Compensation Committee Interlocks and Insider Participation

        Gov. Freudenthal, Mr. Hunt, Mr. Jones, Mr. Sands, and Mr. Taylor each served on the Personnel and Compensation Committee during the 2013 calendar year. None of the directors who served on the Personnel and Compensation Committee during 2013 has been an officer or employee of Arch. None of our executives has served on the Board or compensation committee of any other entity that has or has had one or more executives serving as a member of our Board or compensation committee.

Nomination Process for Election of Directors

        The Nominating and Corporate Governance Committee has responsibility for assessing the need for new directors to address specific requirements or to fill a vacancy. The committee initiates a search for a new candidate seeking input from our chairman and from other directors. The committee may retain an executive search firm to identify potential candidates. All candidates must meet the requirements specified in our Corporate Governance Guidelines. Candidates who meet those requirements and otherwise qualify for membership on our Board are identified, and the committee initiates contact with preferred candidates. The committee regularly reports to the Board on the progress of the committee's efforts. The committee meets to consider and approve final candidates who are then presented to the Board for consideration and approval. Our chairman or the chairman of the Nominating and Corporate Governance Committee may extend an invitation to join the Board.

        Stockholder recommendations should be submitted in writing to Robert G. Jones, our Secretary, and should include information regarding nominees required under our bylaws. Individuals recommended by stockholders will receive the same consideration received by individuals identified to the Nominating and Corporate Governance Committee through other means.

Communicating With the Board of Directors

        Our Board has established procedures intended to facilitate communication by stockholders and interested parties directly with the Board as a whole, any of our Board committees, our lead director, any other individual director or group of directors, including our non-employee directors as a whole. Such communications may be confidential or anonymous, and may be reported by phone to our confidential hotline at 866-519-1881 or by writing to the individual directors or group in care of Arch Coal, Inc., One CityPlace Drive, Suite 300, St. Louis, Missouri 63141, Attention: Senior Vice President-Law, General Counsel and Secretary. All such communications are promptly communicated to the Chairman, lead director, the chairman of the Audit Committee or our Director of Internal Audit, as appropriate.

 ELECTION OF DIRECTORS
(PROPOSAL NO. 1)

        A total of five directors are up for election at the Annual Meeting. The terms of four of these directors (Messrs. Eaves, Hunt, Jones and Morris) will expire at the Annual Meeting. Our Board has nominated each of those individuals for re-election for a three-year term that will expire in 2017.

        In addition, upon the recommendation of the Nominating and Corporate Governance Committee, Mr. Paul A. Lang was appointed to the Board in February 2014. It is our Board's policy to have each member of the Board that is appointed outside the normal annual stockholder meeting process to come up for election at the annual meeting immediately after such member is appointed to the Board. As a result, Mr. Lang has been nominated for election at the annual stockholder meeting — as a Class I Director, and if elected, will serve a term that will expire at the 2016 annual meeting.

        To the knowledge of the Board, no nominee will be unwilling or unable to serve as a director. All nominees have consented to be named in the proxy statement and to serve if elected. If, however, a nominee is unavailable for election, your proxy authorizes us to vote for a replacement nominee if the Board names one. As an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting.

Recommendation of the Board

        The Board recommends a vote "FOR" each nominee.

ADVISORY RESOLUTION TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
(PROPOSAL NO. 2)

        The Board has adopted a policy to hold an annual advisory vote on executive compensation until the next required vote on the frequency of such advisory votes. We are required to hold such frequency votes at least every six years, and we expect the next such frequency vote to be held in 2017. We are seeking advisory stockholder approval of the compensation of named executive officers as disclosed in the section of this proxy statement entitled "Executive Compensation." Stockholders are being asked to vote on the following advisory resolution:

        "RESOLVED, that the stockholders advise that they approve the compensation of Arch Coal, Inc.'s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and any related material)."

        The compensation of our named executive officers (NEOs) is designed to tie a substantial percentage of a NEO's compensation to the attainment of financial and other performance measures that, the Board believes, promote the creation of long-term stockholder value and position the Company for long-term success. As described more fully in the Compensation Discussion and Analysis (CD&A), the total mix of compensation that the Company offers its NEOs is designed to enable the Company to attract and maintain top talent while, at the same time, creating a close relationship between performance and compensation. The Personnel and Compensation Committee and the Board believe that the design of the program, and as a result the compensation awarded to NEOs under the current program, fulfills this objective.

        Stockholders are urged to read the CD&A section of this proxy statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.

        Although the vote on this Proposal No. 2 is non-binding, the Board will review the voting results in connection with its ongoing evaluation of the Company's compensation program. The final decision on the compensation and benefits of our NEOs remains with the Board.

Recommendation of the Board

        The Board recommends a vote "FOR" the following resolution at the Annual Meeting:

        "RESOLVED, that the stockholders advise that they approve the compensation of Arch Coal, Inc.'s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and any related material)."

 Recommendation of the Board

        The Board recommends a vote "FOR" Proposal No. 2.

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL NO. 3)

        Ernst & Young LLP was our independent registered public accounting firm for 2013. The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for 2014. The Audit Committee and the Board are requesting that stockholders ratify this appointment. In the event the stockholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee believes such a change would be in our best interests and the best interests of our stockholders. Representatives of Ernst & Young LLP are expected to be available at the Annual Meeting to make a statement if they desire to do so and to be available to respond to appropriate questions.

Fees Paid to Auditors

        The following table sets forth the fees accrued or paid to Ernst & Young LLP, the Company's independent registered public accounting firm, for the years ended December 31, 2013 and December 31, 2012:

	Fee
Service	2013	2012
Audit(1)	$2,116,418	$2,367,143
Audit-Related(2)	377,233	76,000
Tax(3)	24,391	—
All Other	—	—

(1)
Audit fees include fees for professional services rendered by Ernst & Young LLP for the audit of our annual consolidated financial statements and reports on internal control over financial reporting, the review procedures on the consolidated financial statements included in our Forms 10-Q, as well as the statutory audits of our international subsidiaries and other services related to Securities and Exchange Commission filings, including comfort letters and consents.

(2)
Audit-related fees include fees for the carve-out audits of a certain entity.

(3)
Tax fees consist of amounts billed for tax planning and advice.

        The Audit Committee has adopted an audit and non-audit services pre-approval policy that requires the committee, or the chairman of the committee, to pre-approve services to be provided by our independent registered public accounting firm. The Audit Committee will consider whether the services to be provided by the independent registered public accounting firm are prohibited by the SEC's rules on auditor independence and whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service. The Audit Committee is mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve such services. The Audit Committee has delegated to the chairman of the Audit Committee pre-approval authority between committee meetings, and the chairman must report any pre-approval decisions to the committee at the next regularly scheduled committee meeting. All non-audit services performed by Ernst & Young LLP in 2013 and 2012 were pre-approved in accordance with the procedures established by the Audit Committee.

Recommendation of the Board

        The Board recommends a vote "FOR" Proposal No. 3.

 STOCKHOLDER PROPOSALS AND COMPANY'S STATEMENTS IN OPPOSITION

STOCKHOLDER PROPOSAL REGARDING MAJORITY VOTE
(PROPOSAL NO. 4)

        Our Company has received notice of the intention of stockholders to present the following proposal for voting at the Annual Meeting. The text of the stockholder proposal and supporting statements appear exactly as received, other than minor formatting changes, by our Company. All statements contained in a stockholder proposal and supporting statement are the sole responsibility of the proponent of that stockholder proposal. Our Company will provide the names, addresses and shareholdings (to our knowledge) of the proponents of the stockholder proposal upon oral or written request made to the Secretary of the Company. The Board does not support the adoption of this proposal and asks stockholders to consider management's response following the proponent's statement. The Board Recommends You Vote AGAINST This Proposal.

Proposal Submitted

        RESOLVED: That the shareholders of Arch Coal, Inc. ("Arch Coal" or the "Company") hereby request that the board of directors amend the Company's governing documents and take such other steps as may be necessary to provide that at each shareholder meeting where there is an uncontested election for the board of directors, a director shall be elected by a majority of the votes cast with respect to that director, with any incumbent director who fails to achieve such a majority vote obliged to tender his or her resignation and the board obliged to decide and state publicly within 90 days whether it has accepted that resignation and the reasons for that decision.

Supporting Statement

        Arch Coal uses a "plurality vote" standard to elect directors. Thus, in an uncontested election, there is no way for shareholders to vote against an individual candidate; shareholders can merely "withhold" support for that candidate, who will be elected anyway. In effect, plurality voting allows a candidate to be elected even if a substantial majority of shares are not affirmatively voted in favor of that candidate.

        This proposal asks the Board to adopt a "majority vote" policy for electing directors. This would mean that nominees for the board must receive a majority of the votes cast in order to be elected or re-elected to the board, i.e., the number of votes cast "for" a nominee must exceed the number of votes cast "against" a nominee. If the only options are to vote "yes" or to "withhold" support, then a "withhold" vote would count as a vote "against" the nominee.

        In our view, an effective majority vote policy also requires incumbent directors who fail to win re-election to resign from the board. Without such a provision, the failure of a candidate to achieve a majority might be viewed as creating a vacancy, and state law may allow an incumbent to fill that "vacancy" until his or her successor is chosen.

        Allowing a director to hold onto his or her seat in that situation undercuts the goal of majority voting, which is why resignations are required at companies that adopt majority voting and why in that situation a board must decide and announce within 90 days whether it will accept the resignation.

        Majority voting has been adopted by hundreds of companies in recent years. In our view, such a "majority vote" standard in director elections would give shareholders a more meaningful role in the director election process. We believe that this Company should make appropriate changes to its governing documents to empower shareholders here.

        We urge your support FOR this important director election reform.

Statement in Opposition to the Proposal:

        The Board Recommends You Vote AGAINST This Proposal For the Following Reasons:

        The Company's Corporate Governance Guidelines currently require any director who receives a greater number of votes "withheld" from his or her election than votes "for" such election to tender his or her resignation. The Board has carefully considered several factors with respect to majority voting, including the current Corporate Governance Guidelines, the responsibilities of the Board's Nominating and Corporate Governance Committee, and the best interests of our stockholders. After a thorough review of the proposal, the Board believes that the Corporate Governance Guidelines adequately address the proponent's concerns, and that an amendment to the Company's certificate of incorporation or bylaws is not needed at this time and would not provide any incremental value to our stockholders in light of the existing Corporate Governance Guidelines.

        The proposal offered by the proponent does not recognize the fact that the Board has already adopted a director resignation policy in connection with uncontested director elections (referred to as the Director Resignation Policy) to reflect developments with respect to majority voting in director elections. The Director Resignation Policy provides that any director nominee in an uncontested director election who receives a greater number of "withheld" votes than votes "for" is required to tender his or her resignation to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider the resignation, as well as the facts and circumstances leading to the stockholder vote, and recommend to the Board whether the resignation should be accepted. The directors on the Board (excluding any director who tendered his or her resignation) will then make a decision regarding the resignation. The Board believes that the Director Resignation Policy promotes a good balance between providing stockholders a meaningful and significant role in the process of electing directors and allowing the Board flexibility to exercise its judgment on a case-by-case basis.

        The plurality voting standard is the default standard under Delaware law. Although there is ongoing public debate regarding the use of a majority vote standard, the merits of such a standard have not been established to the Board's satisfaction in order for the Board to recommend eliminating its ability to make a determination on a director's resignation on a case-by-case basis. Furthermore, the procedures and state corporate law governing plurality voting, unlike majority voting, are well established and understood.

        There are significant practical difficulties involving the use of a majority vote standard. The adoption of the majority vote standard, and the subsequent failure to elect Board candidates, could affect adversely our ability to comply with the NYSE Listing Standards or SEC requirements for independent or non-employee directors or directors who have particular qualifications that are essential for a member of the Board, such as a financial expert to serve on the Board's Audit Committee.

        Finally, the Board recognizes that, based on current proxy voting trends and the influence of proxy voting advisory services, a significant portion of withhold votes for directors in uncontested elections occur as a result of the application of voting guidelines that heavily focus on technical corporate governance mechanics. These voting guidelines typically do not take into account the important roles that directors have in setting strategic direction and making important decisions for the Company and its stockholders. By requiring the automatic resignation of a director, without giving the Board the ability to review the underlying facts and circumstances that led to the vote outcome, the proposal would potentially limit and restrict the Board's ability to manage and address any underlying issues that led to the applicable stockholder vote.

 STOCKHOLDER PROPOSAL REGARDING ENVIRONMENTAL MATTERS
(PROPOSAL NO. 5)

        Our Company has received notice of the intention of stockholders to present the following proposal for voting at the Annual Meeting. The text of the stockholder proposal and supporting statements appear exactly as received, other than minor formatting changes, by our Company unless otherwise noted. All statements contained in a stockholder proposal and supporting statement are the sole responsibility of the proponent of that stockholder proposal. Our Company will provide the names, addresses and shareholdings (to our knowledge) of the proponents of the stockholder proposal upon oral or written request made to the Secretary of the Company. The Board does not support the adoption of this proposal and asks stockholders to consider management's response following the proponent's statement. The Board Recommends You Vote AGAINST This Proposal.

Proposal Submitted

        Arch Coal — Mining and Water Management

        WHEREAS: Arch Coal's mining operations significantly affect water quantity and quality, yet Arch has done little to disclose these impacts to shareholders.

        Water is essential for coal mining. However, pumping water to support mining operations can deplete water availability. Furthermore, mining's waste materials, including acidic mine water and mine tailings, contain toxic pollutants that can cause long-term environmental damage and degrade both surface water and groundwater quality.

        Arch conducts extensive strip mining in the Powder River Basin, including its Black Thunder mine, which it describes as "the largest single coal mining complex in the world." Strip mining removes coal seams, which are important sources of groundwater in the region, and thereby harms farmers, ranchers and wildlife dependent on groundwater. In the Appalachian region, Arch engages in mountaintop mining (MTM), a practice with serious environmental impacts. MTM involves blasting off the tops of mountains and depositing the rock in adjacent valleys, burying streams, causing permanent damage to ecosystems, and rendering streams unfit for swimming, fishing and drinking. Streams affected by MTM contain pollutants in concentrations dangerous to people and wildlife.

        Arch's 2013 Corporate Social Responsibility report fails to disclose the full nature and extent of the company's water impacts. It lacks information on water sources significantly affected by the company's withdrawals; the size, biodiversity value, and importance to communities of water bodies affected by the company's water discharges; the amount of waste the company disposes of by means other than recycling; and data on the quantity, quality, and destination of the company's water discharges. This information is important because without it, shareholders cannot accurately assess the company's overall water impacts or the likely impact of its controversial Powder River Basin expansion plans. There is significant opposition to expansion in the Powder River Basin and a recent report states that expansion of coal mining operations there will compound the depletion and degradation of aquifers already occurring in the region.

        Resolved: Shareholders request a report, prepared at reasonable cost within six months after the 2014 annual meeting, omitting confidential information, on the company's efforts to reduce environmental hazards associated with its mining operations, and how those efforts may reduce legal, reputational and other risks to the company's finances. The report should include complete, detailed information for these GRI performance indicators:

  •
  Total water withdrawal by source, including surface water, groundwater and municipal supplies.

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  Water sources significantly affected by withdrawal of water and their size, biodiversity value, and importance to local communities.

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  Total planned and unplanned water discharges by quality (i.e., treated or untreated) and destination, and how much was reused by another organization.

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  Total weight of waste by type and disposal method, including (but not limited to) landfill, incineration, and on-site storage.

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  Identity, size, protected status, and biodiversity value of water bodies and related habitats significantly affected by the company's discharges of water and runoff.

Statement in Opposition to the Proposal:

        The Board Recommends You Vote AGAINST This Proposal For the Following Reasons:

        The Board respects our investors' interests in environmental issues, and the Board and the Company are equally committed to running the business in a socially responsible manner. In September 2013, the Company issued the Arch Coal, Inc. 2011-2012 Responsibility Report — Values to the Core (the "Responsibility Report"), but that is not the full extent of our disclosure on environmental matters like those outlined in the stockholder proposal. The Responsibility Report, the annual report accompanying this proxy statement, and our website at www.archcoal.com at the "Environment" tab, including responsible.archcoal.com, details our substantial efforts to address the environmental impacts of our operations as well as disclose the efforts we make to maintain the highest standard of environmental performance. The following are examples of our disclosures in these areas:

Impact on Water Sources —

  •
  While mining coal is not a water intensive extraction process, our mining complexes do manage a combination of existing surface water and groundwater resources. We are dedicated to minimizing our impact on water — a process that begins well before actual mining and includes independent stream monitoring, wetland analysis and groundwater studies to establish baseline conditions prior to mine development, and continues during the life of a mine and through the reclamation process. On our website, we supplement our disclosure in our Responsibility Report by providing a list of the major waterways into which water is released from our operations.

  •
  When developing a mine plan, we assess the overall site hydrology and survey for the presence of wetland habitat. Obtaining baseline data allows us to implement operation-specific mitigation measures. In 2011-2012, we created 168 acres of new, high-quality wetlands that did not exist prior to mining.

  •
  We constantly monitor the quality of water discharged from our operations. Our environmental management procedures are designed to ensure that operations discharge water only within the thresholds established in permits issued by governmental authorities. During the past ten years, our operations have achieved a water quality compliance rate better than 99.9%. During 2013 alone our operations gathered over 430,000 water samples. Strict laboratory analyses of those samples revealed that our operations achieved a 99.98% water quality compliance rate. Even at that near-perfect performance rate, we believe there is still room for improvement, as our goal is always 100% (or full) compliance with environmental and all other applicable regulations.

  •
  Our mining operations used 4.5 billion gallons of water in 2012. On our website, we identify the municipal and non-municipal water volumes that accounted for the 4.5 billion gallons of water used by our mining operations in 2012.

  •
  In 2011-2012, we recycled 4.2 billion gallons of water, including recycling of the water used at our preparation plants as well as water used for dust suppression. In comparison, we recycled 476 million gallons in 2009 and 616 million gallons in 2010. We achieved this increase through water treatment and reuse at our legacy plants as well as the recycling of water at a majority of the operations we acquired in 2011 from International Coal Group, Inc.

  •
  In addition, under the Clean Water Act and corresponding state regulations, we are already required to report specific water discharge information. This information is collected by each state, and is then made available to the general public. The EPA also has created a publicly available, searchable database, the Discharge Monitoring Report (DMR) Pollutant Loading Tool located at http://cfpub.epa.gov/dmr/ez_search.cfm, where anyone can view operation specific water discharge information from our operations at no cost.

Recycling —

  •
  As described in further detail in the Responsibility Report, during 2011-2012 we made significant strides in our recycling program. Our recycling program includes solid and liquid waste, including metal, oil and anti-freeze.

  •
  Metal Recycling:  In 2011 and 2012, we recycled 9.7 million and 16.9 million kilograms of metal, up from 0.5 million and 1.0 million in 2009 and 2010, respectively.

  •
  Oil Recycling:  In 2011 and 2012, we recycled 2.1 million kilograms of oil each year, up from 0.8 million and 0.9 million kilograms in 2009 and 2010, respectively.

  •
  When electronic equipment is decommissioned, Arch carefully directs safe, proper and documented eWaste disposal. Over the life of the program, we've recycled 83,090 pounds of eWaste, including more than 55,490 pounds in 2011 and 2012.

        The stockholder proposal requests that, in addition to the disclosures we already make in these areas, we produce an even more extensive report based on guidelines published by the Global Reporting Initiative ("GRI"). We have reviewed the full GRI guidelines and have concluded that preparing the comprehensive, costly report requested by this proposal would not be a good use of our human and financial resources, and would not provide any incremental benefit in helping us create long-term value for our stakeholders.

        A report complying with every GRI guideline would likely cost us several hundred thousand dollars. The Board believes that our time, efforts and resources would be better spent focusing on our core business operations while continuing our current environmental and community policies and initiatives, particularly given that we do not believe that a highly detailed sustainability report that meets every GRI indices would provide sufficiently useful information to management, our employees or the communities in which we operate to justify the financial expenditure. The proposal notes that the report should be prepared "at reasonable cost." However, we do not believe that it is possible to produce such a report "at a reasonable cost" because of the amount of work required to comply with the GRI guidelines that are very broad in nature given the multitude of industries encompassed, lengthy, complex and frequently vague. Furthermore, it would likely require extensive and detailed scientific and technical analyses, our use of outside consultants with specialized expertise and expenditure of substantial funds and personnel time. Preparing a report based on the full GRI guidelines would not change the fundamental way we do business. The business of coal mining is highly regulated and consideration of environmental issues is an ongoing, regular part of our thinking as we operate our business.

        Across a variety of materials published by Arch, including our Responsibility Report, our website, our annual report, and other materials, we emphasize our strong focus on achieving "A Perfect Zero." This means zero environmental violations and zero safety incidents across all of our operations and regions, the ultimate standard to which our management and Board holds each subsidiary operation. Our commitment to this goal at the highest level is evidenced by several items, including our Board's creation of an Energy and Environmental Policy Committee, which focuses on Company-wide environmental efforts. In 2013, we achieved a 30% improvement in our environmental compliance rate versus 2012, and our second best performance ever. In addition, our efforts in environmental stewardship have been recognized within our industry through dozens of national and statewide awards.

        The Board and our management are highly focused on environmental performance as a key component of long-term success and value creation, and believe that they are in the best position to determine how Company resources should be deployed in addressing these matters. The engagement of a third party to undertake the requested report is unnecessary and overly burdensome on the Company and would significantly increase administrative costs and divert Company resources from our more relevant and meaningful health and environmental priorities. As a result, the Board recommends voting AGAINST the proposal.

 OTHER MATTERS

        The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis describes the material elements of compensation to each of the following named executive officers of Arch Coal, Inc. (the "named executive officers" or "NEOs"), for fiscal year 2013:

Name	Title	*Years of Service
John W. Eaves	President and Chief Executive Officer	31
John T. Drexler	Senior Vice President and Chief Financial Officer	16
Paul A. Lang	Executive Vice President and Chief Operating Officer	29
Kenneth D. Cochran	Senior Vice President — Operations	8
Robert G. Jones	Senior Vice President — Law, General Counsel and Secretary	22

*
Includes the following years of service attributable to employment with one or more of our predecessor entities: Mr. Eaves — 15 years, Mr. Lang — 13 years, and Mr. Jones — 6 years.

Highlights of Compensation Practices

        During 2013, we employed the following compensation practices, which highlight the Company's continued efforts to further align the interests of our named executive officers with the interests of our stockholders.

  •
  No Increase in Base Salary.  The NEOs did not receive base salary increases in 2013.

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  Pay for performance.  A significant portion of compensation is tied to key performance-based metrics that are disclosed in this proxy statement. The 2013 annual incentive bonus awards were earned at approximately 85% of target award levels.

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  Mix of short-term and long-term incentives.  Our incentive program has a mix of annual and long-term incentives.

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  Award caps.  There are maximum limits on the short-term and long-term performance based awards.

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  Share ownership requirements.  The Company has stock ownership requirements in place for its senior officers, directors and CEO.

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  Independent compensation consulting firm.  The Personnel and Compensation Committee (the "Committee") utilizes an independent compensation consulting firm, which provides no other services to the Company.

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  Clawback policy.  The Company's Omnibus Incentive Plan has a policy requiring participants to reimburse the Company for award payments if it is determined that the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement.

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  Anti-hedging policy.  The Company has a policy prohibiting employees from engaging in any action designed to hedge or offset any change in the value of the Company's stock.

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  Replace stock option awards with performance shares.  Traditionally, the Company has granted stock options as a component of its long-term incentive plan. For the 2014 plan year, the Company has replaced stock options with performance shares. These shares will have a three-year performance period. Payouts will be determined based on performance relative to pre-established strategic company goals, modified based on total stockholder return relative to our peer companies, and will be settled in Company stock.

Overview

        Our compensation programs are designed to attract, motivate and retain highly talented executives. We believe that our success in creating long-term value for our stockholders depends on our ability to closely align the interests of our named executive officers with the interests of our stockholders. We encourage sustained long-term profitability and increased stockholder value by linking a significant portion of each named executive officer's compensation to our achievement of financial and operating performance, which are not guaranteed. We use performance-based equity awards and other mechanisms to align the long-term interests of our named executive officers with those of our stockholders. By utilizing this approach, in down market conditions, like we have been facing, our executives realize lower total compensation.

        The type and amount of compensation for each NEO was determined after considering a variety of factors, including the executive's position and level of responsibility within our organization, comparative market data and other external market-based factors. The Committee uses this information when establishing compensation in order to achieve a comprehensive package that emphasizes pay-for-performance and is competitive in the marketplace. For the 2013 fiscal year, the pay mix at target for the CEO and other NEOs for fiscal 2013 is displayed below.

(1)
Average of the Named Executive Officers, excluding the Chief Executive Officer.

Pay-for-Performance

        A key feature of our compensation plan is that a significant amount of the total pay mix for each NEO is based on the Company's performance. By tying compensation to performance levels, we feel that our executive compensation program is aligned with the interests of our stockholders. In reviewing our realized pay/performance alignment, we compare our total stockholder return (TSR) and operating income results to our peer group's results to determine a relative percentile rank for each performance indicator. We then combine the rankings to develop a composite performance ranking (the rankings for operating income results and TSR are weighted equally). Then we determine the total realizable compensation for our Chief Executive Officer. Total realizable compensation includes salaries, bonuses paid, and equity awards valued based on the stock price at the end of the performance period (including restricted stock awards granted during the period reviewed, the value of stock options granted during the period reviewed and performance share payouts for cycles ended during the performance period reviewed).

        The following chart illustrates the relative degree of alignment (with a corridor of plus or minus 25% around the median), similar to the analysis used by proxy advisory firms to evaluate CEO realized pay levels relative to key company performance measures. As shown below, for the three-year period 2010-2012, our Company's performance percentile ranking was at the 47th percentile, compared to our CEO's pay percentile ranking of the 26th percentile with respect to our peer group, which is in this alignment corridor.

   Our Compensation Process

        The Committee uses current compensation levels, performance, long-term career goals, future leadership potential and succession planning, among other factors, in determining appropriate compensation levels for our NEOs. The Committee does not use a formula to weight these factors, but instead uses these factors to provide context within which to assess the significance of comparative market data and to differentiate the level of compensation among our NEOs.

        After the end of the performance period to which a particular incentive award relates, the Committee reviews our performance relative to the applicable performance targets and recommends payouts based on that performance. The Committee generally retains discretion to recommend payouts that are above or below actual performance levels for the applicable performance period. However, with respect to awards intended to qualify as performance-based compensation under Section 162(m) of the Code, the Committee retains only the discretion to reduce award payouts. For purposes of determining the amount of a payout to recommend, the Committee may also consider infrequent or non-recurring items that are not reflective of ongoing operations or the effects of major corporate transactions or other items that the Committee determines, in its judgment, significantly distort the comparability of our actual performance against the performance targets.

        Annually, the Committee reviews the design of our named executive officer compensation program, including whether the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on us. In doing so, the Committee assesses whether compensation programs used in prior years have successfully achieved our compensation objectives. The Committee also considers the extent to which our compensation program is designed to achieve our long-term financial and operating goals. The Committee has retained the independent compensation consulting firm listed below under "Role of Compensation Consultants" to help analyze certain comparative market data. Certain members of management participate in this process by assembling and summarizing data used by the Committee. The Committee and its compensation consultant reviewed our compensation policies and practices, and the Committee has determined that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

  Role of Compensation Consultants

        During 2013, the Committee retained Meridian Compensation Partners, LLC ("Meridian") as an independent compensation consulting firm to provide the Committee advice on executive compensation matters. Meridian assisted the Committee in the development of a compensation peer group, which is described in more detail below. Meridian also advised the Committee on competitive compensation practices, mix of compensation elements and comparative market data, which the Committee considered in addressing and determining the appropriate levels of compensation for each NEO relative to the marketplace.

        The Committee has reviewed the independence of Meridian and has determined that Meridian has no conflicts of interest. In particular, Meridian does not provide any other services to the Company. The Committee has sole authority to retain or replace Meridian in its role as its consultant. The Committee regularly reviews the performance and independence of Meridian, as well as fees paid. A representative of Meridian attends committee meetings as requested to serve as a resource on compensation matters. In order to encourage independent review and discussion of compensation matters, the Committee has the authority to, and does from time to time, meet with Meridian in executive session.

  Role of Management

        Our Chief Executive Officer and Vice President of Human Resources receive compensation peer group information from our compensation consultant, and then provide the Committee with compensation recommendations for our NEOs, other than the Chief Executive Officer, including base salary, annual cash incentive opportunity and long-term incentive opportunities. Management provides a current market value for each proposed element of compensation and for the total target value, as well as the median and other select percentile market values for the NEO's peers. Management obtains the comparative market information primarily from materials provided by our compensation consultant. Our Chief Executive Officer does not recommend his own base salary or target or actual payout amounts under our annual or long-term incentive awards.

        Annually, the Committee reviews the performance of our Chief Executive Officer and makes recommendations to the Board regarding his compensation. In doing so, the Committee uses information provided by our compensation consultant and certain historical financial and operating performance data provided by management. The Committee believes that the compensation opportunities granted to our Chief Executive Officer, while higher in the aggregate than compensation granted to our other executives, are appropriate taking into consideration our Chief Executive Officer's overall leadership responsibilities.

  Compensation Peer Group

        Prior to 2013, the Committee had traditionally used two peer groups, a Coal/Mining Peer Group and an Energy Peer Group, together with general industry data, in benchmarking the Company's compensation program. Due to the acquisitions of International Coal Group, Inc. and Massey Energy, the bankruptcy of Patriot Coal Corp., and the change in the Company's revenues compared to the historical Coal/Mining Peer Group peers due to the Company's acquisition of International Coal Group, Inc., the Committee decided against using two different peer groups, and approved a new single peer group for 2013 comprised of the companies set forth below. In developing the companies to include in this peer group, all of the proposed peer companies were within a targeted revenue scope ranging from 1/3 to three times the Company's December 31, 2011 reported revenues (2012 revenue numbers for all companies in the peer group were not available at the time the Committee finalized the peer group selection process).

• Air Products & Chemicals, Inc.	• Denbury Resources Inc.	• Pioneer Natural Resource Corp.
• Alpha Natural Resources, Inc.	• DTE Energy Company	• Sempra Energy
• Ameren Corporation	• Eastman Chemical Company	• Southern Copper Corp.
• Barrick Gold Corporation	• EOG Resources	• Southwestern Energy Corp.
• Cameron International Corporation	• Martin Marietta Materials	• Spectra Energy Corp.
• Cliffs Natural Resources, Inc.	• Newmont Mining Corporation	• Vulcan Materials Company
• Cloud Peak Energy, Inc.	• Noble Energy, Inc.	• Walter Energy, Inc.
• CONSOL Energy Inc.	• Peabody Energy Corporation	• Williams Companies Inc.

        In addition to the above peer group, general industry compensation data was reviewed by the Committee to provide an additional reference point. This data was based on a broad spectrum of public companies (excluding financial services and retail companies) that had median revenues similar to Arch.

        The Committee assesses the appropriateness of the peer groups used to benchmark our compensation programs on an annual basis and adds or subtracts members of the peer groups as appropriate.

  Evaluation of Stockholder "Say on Pay" Vote Results

        When establishing or modifying our compensation programs and arrangements for 2013 and our ongoing compensation philosophies and practices, the Committee took into account the results of the stockholder advisory vote on executive compensation, or "say on pay" vote, that occurred at our annual meeting in 2013. In that vote, approximately 82% of the votes cast approved our compensation programs and policies. The Committee believes that the strong support from our stockholders for the say on pay vote is evidence that the Company's stockholders overall believe that our pay-for-performance policies are working and that those policies are aligned with our stockholders' interests. As discussed above, the Company has a policy of reaching out to its stockholders to discuss a wide range of corporate governance matters, including executive compensation.

  Elements of Our Compensation Program

        We use the following compensation elements to achieve the compensation objectives established by the Committee:

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  base salary

  •
  short- and long-term incentive opportunities

  •
  certain limited perquisites and other benefits

        The Committee believes that for those executives with a greater ability to influence the achievement of our financial and operating objectives a higher percentage of total compensation should be variable and, therefore, subject to greater risk. In general, as the position and amount of responsibility for an executive increases, a greater percentage of that executive's total compensation will be variable. Executives with the highest level and amount of responsibility generally have the lowest percentage of their total compensation fixed as base salary and the highest percentage of their total compensation dependent upon our performance, as reflected in short- or long-term incentive awards.

        The following table shows the allocation of total target compensation for each NEO for each of the last three years:

	% of Target 2011 Compensation(1)			% of Target 2012 Compensation(1)			% of Target 2013 Compensation(1)
	Fixed	Performance- Based(2)		Fixed	Performance- Based(2)		Fixed	Performance- Based(2)
	Base Salary	Annual	Long- Term	Base Salary	Annual	Long- Term	Base Salary	Annual	Long- Term
John W. Eaves	18%	17%	65%	18%	18%	64%	18%	18%	64%
John T. Drexler	22%	18%	60%	22%	18%	60%	22%	18%	60%
Paul A. Lang	22%	18%	60%	21%	17%	62%	21%	17%	62%
Kenneth D. Cochran	—	—	—	—	—	—	24%	15%	61%
Robert G. Jones	—	—	—	24%	15%	61%	24%	15%	61%

(1)
For purposes of determining total compensation, we have included base salary, target annual cash incentives and the value of target long-term incentive awards. We have not included other compensation elements such as perquisites or changes in pension value.

(2)
In determining the percentages shown above, the annual cash incentives and the long-term incentive awards are assumed to be paid at target levels.

        Base Salary —  We provide each named executive officer with an annual base salary. Base salaries for our named executive officers depend on the executives' experience and scope of responsibilities as well as the median market data for comparable job positions. We increase base salary primarily in response to notable achievements or for changes in scope of responsibilities. In addition, we may increase base salary to remain competitive in the marketplace.

        Upon the recommendation of the Committee, the board of directors did not approve any increases in annual base salaries for our executives in 2013. At the beginning of 2014, upon the recommendation of the Committee, the board of directors approved increases in annual base salaries for our named executive officers. It was determined that this increase was appropriate in order to align our named executive officer base salaries with comparable job positions at companies in our peer group. In making its recommendations, the Committee considered market data provided to the Committee by our independent compensation consultant.

        Annual Cash Incentive Program —  The Committee intends for our annual cash incentive program to focus our organization on meeting certain financial and operating objectives by rewarding those key employees with the greatest ability to influence our results.

        Early each year, the Committee considers whether annual cash incentives should be awarded. If so, the Committee recommends to the board of directors the group of employees eligible to receive an award for that year. Annual cash incentive awards contain various incentive levels based on the participant's accountability and impact on our performance, with target opportunities established as a percentage of base salary.

        The following table shows the target opportunities available to the NEOs as a percentage of their base salaries and the actual payouts as a percentage of their base salaries each of the last three years:

	2011		2012		2013
Name	Target as % of Base Salary	Actual Payout as % of Base Salary	Target as % of Base Salary	Actual Payout as % of Base Salary	Target as % of Base Salary	Actual Payout as % of Base Salary
	Base Salary	Long-Term	Base Salary	Long-Term	Base Salary	Long-Term
John W. Eaves	90%	98%	98%	33%	100%	87%
John T. Drexler	80%	87%	80%	27%	80%	69%
Paul A. Lang	80%	83%	84%	28%	85%	74%
Kenneth D. Cochran	—	—	—	—	60%	52%
Robert G. Jones	—	—	60%	20%	60%	52%

        Payouts under our annual cash incentive program depend upon our earnings before interest, taxes, depreciation and amortization, adjusted for items that may not reflect the trend of future results (Adjusted EBITDA), adjusted earnings per share, safety and environmental performance. Some or all of these performance measures may be used for our other employees, and the performance measures may differ for various groups or classifications of employees. We believe that these performance measures align our compensation packages with both stockholder and employee interests, by targeting specific performance goals and operational standards. By identifying meaningful performance measures and by assigning certain measures greater weight, we are able to more closely align compensation to the achievement of those business objectives over which particular employees have the greatest impact.

        We establish the financial performance levels based on budgeted earnings for the upcoming year. We establish safety and environmental performance targets based on our prior performance history and the prior performance history of our peers, with the objective of promoting improvements in those areas. In order to inspire performance above the targets set and to acknowledge certain levels of performance below those targets, annual cash incentive awards contain threshold, target and maximum levels for each performance measure. Payouts under the awards depend upon the achievement of our objectives.

        If the target level of performance is achieved with respect to a particular performance measure, the applicable payout percentage for that performance measure will equal 100%. Achievement at the threshold or maximum performance level results in an applicable payout percentage that varies based on the performance measure, as shown in the table below. We may prorate payouts under the annual cash incentive awards for performance levels that fall between the threshold, target and maximum performance levels.

Performance Measure	Threshold	Target	Maximum
Adjusted EBITDA	25%	100%	200%
Adj. Earnings per Share	25%	100%	200%
Safety Incident Rate(1)	50%	100%	225%
Environmental	50%	100%	225%

(1)
In the event of a fatality at any of our mine locations, there is no payout for the safety incident rate component.

        The following table shows the relative weighting of the performance measures and the threshold, target and maximum levels of performance used for annual incentive awards paid to the NEOs for the 2013 fiscal year:

		PERFORMANCE GOALS
	Relative Weighting
Performance Measure(1)		Threshold	Target	Maximum
Adjusted EBITDA	50%	$264,904,500	$340,591,000	$454,122,000
Adj. Earnings Per Share	20%	$(1.794)	$(1.518)	$(1.104)
Safety Incident Rate	15%	1.87	1.68	1.59
Environmental	15%	43 NOVs	38 NOVs	33 NOVs

(1)
The performance measures are defined and evaluated based on the following:

•
"Adjusted EBITDA" is determined based on our earnings before interest, taxes, depreciation and amortization, determined on a consolidated basis in accordance with generally accepted accounting principles;

•
"Adjusted earnings per share" is determined based on our earnings per share of our common stock outstanding, determined on a consolidated basis in accordance with generally accepted accounting principles, adjusted for items that may not reflect the trend of future results;

•
"Safety Incident Rate" is determined based on our historical performance, and is the number of reportable injuries per 200,000 man hours. There is no payout for this performance measure if there is a fatality during the fiscal year; and

  •
  "Environmental" is determined based on our historical performance, and NOVs, or Notices of Violation, are determined based on the number of actual Notices of Violation received by the Company and its subsidiaries.

        In early 2014, the Committee evaluated the level of achievement of the various performance measures for 2013 and made the following determinations:

Performance Measure	Actual Performance		Applicable Payout Percentage	Relative Weighting	Weighted Payout Percentage
Adjusted EBITDA	$310,601,260		70%	50%	35.14%
Adj. Earnings Per Share	$(1.56)		88%	20%	17.61%
Safety Incident Rate	1.19	(1)	0%	15%	0.00%
Environmental	11 NOVs		225%	15%	33.75%

(1)
There is no payout on Safety Incident Rate due to a fatality in 2013.

        Based on the actual performance as set forth above, the following cumulative amounts of payouts were made under the annual cash incentive plan for the Company's 2013 performance:

Name	Target as % of Base Salary	Actual Payout as % of Base Salary	Dollar Amount of Payout
John W. Eaves	100%	87%	$735,250
John T. Drexler	80%	69%	$311,400
Paul A. Lang	85%	74%	$477,913
Kenneth D. Cochran	60%	52%	$212,790
Robert G. Jones	60%	52%	$189,435

        Long-Term Incentive Program —  Our long-term incentive program is designed to achieve the compensation objectives established by the Committee. The Committee intends for our long-term incentive program to promote decision-making that creates long-term value for our stockholders. The Committee believes that an effective long-term incentive program should also create strong retention incentives for those key employees who are most likely to influence our long-term performance. In addition, we attempt to align the long-term interests of our executives with those of our stockholders by tying a portion of total compensation to appreciation in the value of our common stock.

        The Committee has retained flexibility in the types of awards that it may use to implement our long-term incentive program. We have used performance units and performance-contingent phantom stock in order to promote the achievement of our long-term financial and operating performance objectives. In addition, we have used restricted stock, restricted stock units, stock options and other awards tied to the value of our common stock in order to align the long-term interests of our executives and our stockholders and for retention purposes. In determining the aggregate value of long-term awards and the mix of those awards for our executives, the Committee considers the executives' scope of responsibility, peer group market data, market competition for the particular position, relative internal equity and leadership continuity.

        The following table shows the types of awards that we have included as a component of our long-term incentive program for each of the last three years and for 2014, and the percentage of target long-term compensation associated with each award:

Compensation Objective	2011	2012	2013	2014
Performance units	20%	30%	30%	30%
Restricted stock/restricted stock units	20%	35%	35%	35%
Stock options	60%	35%	35%	—
Performance shares	—	—	—	35%

  Description of Awards

        The following is a description of each type of award used in the 2013 and 2014 long term incentive program, and the performance or vesting provisions included in each type of award:

        Performance Units —  We use performance units as a component of our long-term incentive program in order to motivate our NEOs and other key employees to focus on our operating performance over a multi-year period. Performance units generally provide an opportunity for key employees to earn compensation upon the successful achievement of our objectives over a three-year period. The Committee has also retained discretion to further align the long-term interests of our stockholders and executives by providing that payouts under performance units may be in the form of cash, stock or a combination of the two.

        Payouts under the performance units granted will depend upon our achievement of certain safety and environmental objectives over a three-year period. For 2013, the Board, upon the recommendation of the Committee, determined to use performance units for 30% of the value of the long-term incentive program. The actual number of performance units granted to each NEO is set forth in the table under "Grants of Plan-Based Awards for the Year Ended December 31, 2013." Below is a table that shows the target and maximum performance goals for performance units granted in 2013. No payout is made for results below the target level. Half of the performance units granted to each NEO are tied to achievement of safety performance goals and half of the performance units are tied to achievement of environmental performance goals.

Safety Incident Rate		Environmental Compliance
Payout Factor	Incident Rate	Payout Factor	Notices of Violation
Target (100%)	1.68	Target (100%)	39
Maximum (200%)	1.59(1)	Maximum (200%)	34

(1)
To achieve Safety Incident Rate maximum payout, the incident rate must be 1.59 or lower and the Safety Incident Rate must be better than the three-year average of our competitors.

        As indicated above, performance units represented 20% of the long-term incentive program for 2011. In early 2014, the Committee evaluated the level of achievement of the various performance measures for the 2011-2013 performance period and made the following determinations:

Performance Measure	Target	Actual Performance	Relative Weighting	Weighted Payout Percentage
Safety Incident Rate	2.31	1.55	50%	100%
Environmental	74	36	50%	100%

        Total amounts paid to each NEO under the 2011 long-term incentive awards for the Company's 2011-2013 performance are set forth on page 49.

        Restricted Stock Units and Restricted Stock —  We use restricted stock and restricted stock units as a component of our long-term incentive program designed to align the long-term interests of our stockholders and our executives and for retention purposes. Restricted stock units and restricted stock can provide a significant retention incentive since they have real, current value that an executive may forfeit if his or her employment terminates before the awards vest. In addition, restricted stock units and restricted stock satisfy our compensation objectives by promoting long-term decision-making that results in appreciation in the value of our common stock.

        When awarded, we generally condition receipt of the common stock underlying these awards on the executive's continued employment. Restricted stock units and restricted stock usually all vest at the end of a specific period, generally three or four years. In determining the conditions associated with these types of awards, the Committee considers the market competition for the executive's position, the ability of the executive to influence our long-term financial and operating performance and succession planning. The Committee has retained discretion whether or not to consider the number of shares of our common stock held by an executive in recommending subsequent awards of restricted stock units or restricted stock. The Board, upon the recommendation of the Committee, awarded restricted stock units as a component of the long-term incentive plan for 2013 in an amount equal to 35% of the overall long-term incentive. The actual number of shares of restricted stock units granted to each NEO is set forth in the table under "Grants of Plan-Based Awards for the Year Ended December 31, 2013." All restricted stock awards granted in 2013 were subject to a three-year cliff vesting schedule.

        Stock Options —  In 2013, stock options comprised 35% of the value of the long-term incentive program for our NEOs. In making its recommendation, the Committee determined that long-term stock price appreciation was reflective of our achievement of the long-term performance objectives established by our Board. Stock options are not included in the 2014 long-term incentive program.

        Stock options represent the opportunity to buy shares of our common stock at a fixed price at a future date. Under the terms of our stock incentive plan, the exercise price of stock options cannot be less than the fair market value of a share of our common stock on the date of grant. As such, stock options have value for our executives only if the price of our common stock increases after the date of grant.

        Our policy is to issue stock options on the dates on which the awards are approved by the Board and to set the exercise prices of those awards equal to the closing market price of our common stock on that date. In order to provide a retention incentive, our stock options vest over a stated period measured from the date of grant. Depending upon the strength of the retention incentive intended by the Committee, stock options may vest over three or four years. The stock options awarded in 2013 vest in one-third increments over the next three years. As is typical, the stock options we grant expire after ten years, except in limited circumstances.

  Changes to the 2014 Long-Term Incentive Plan

        For the 2014 long-term incentive program, the Committee decided to use performance shares as 35% of the value of the annual long-term incentive award, replacing stock options. The Committee determined that implementing performance shares tied to specific strategic financial objectives further increased the alignment between our stockholders and the overall compensation package for our executives.

        Performance Shares —  In 2014, the Board, upon the recommendation of the Committee, replaced stock options with performance shares as 35% of the value of the long-term incentive program in order to motivate our NEOs and other key employees to focus on strategic company objectives over a multi-year period. Performance shares are shares of common stock that can be earned over a three-year performance period, contingent on the Company achieving its specific, pre-established operating cash flow goals. The final number of shares earned is calculated based on actual performance relative to the targets established, and will be further modified up or down based on our total shareholder return achieved relative to its peers over the three-year performance period. Based on performance, NEOs may receive a 0% payout if performance thresholds are not achieved. NEOs may receive a maximum payout of two times the number of target shares awarded if maximum levels of financial performance are achieved.

        Performance shares can provide significant value to recipients because the number of shares earned is variable based on actual performance, and the value underlying each share of common stock is tied to the current stock price. Performance shares, therefore, satisfy our objectives to focus executives on both the achievement of financial goals and the appreciation in the value of our common stock.

        Our policy is to issue performance share awards on the dates in which the awards are approved by the Board. Performance share awards in 2014 are subject to a three-year cliff vesting schedule. An executive may forfeit the award if his or her employment terminates before they vest.

  Other Benefits

        Perquisites and Other Benefits —  We provide a limited number of perquisites and other benefits to our NEOs. The purpose of perquisites and other benefits of a similar nature is to attract and retain executives with a comprehensive compensation package. We provide the following perquisites to a limited number of our executives:

        Financial, Estate and Tax Planning Services —  We provide our NEOs with financial, estate and tax planning services in order to assist them with the complexities of the various compensation arrangements that we maintain, retirement planning and compliance with our stock ownership guidelines.

        Club Membership Dues —  We provide a limited number of NEOs with memberships for country clubs. We intend for these club memberships to provide access to facilities that our NEOs may use for more private business and business entertainment meetings.

        Other Perquisites —  We provide certain NEOs with a limited personal use of our corporate aircraft. For more information about these perquisites, including the incremental cost to us for providing them, refer to the table included as a footnote to the Summary Compensation Table below.

        The above perquisites are taxable to the executives. Executives do not receive any tax gross up payments on perquisites.

        Participation in Benefit Plans and Other Compensation Arrangements —  Each of our NEOs is eligible to participate in the same health and welfare plans as our other eligible employees. These plans include medical and dental insurance, life, travel and accidental death and dismemberment insurance, short-and long-term disability coverage and participation in our qualified defined benefit pension plan and qualified defined contribution plan. In addition, each of our NEOs is eligible to participate in our supplemental retirement plan and non-qualified deferred compensation plan, and each of our NEOs is subject to a change-in-control agreement.

        The following is a summary of certain benefit plans and other compensation arrangements available to our NEOs but for which our other employees may not be eligible:

        Supplemental Retirement Plan Benefits —  We sponsor a tax-qualified defined benefit plan covering all of our eligible employees, including our executives. The Internal Revenue Code limits the amount of qualified retirement benefits we may provide for certain employees. As a result, we sponsor a supplemental retirement plan that provides eligible employees, including the NEOs, with additional retirement benefits that would otherwise be available under our defined benefit pension plan but for the limitations contained in the Internal Revenue Code. For more information about our defined benefit pension plan and our supplemental retirement plan, including the accumulated benefits attributable to the executives named in this proxy statement, you should see "Pension Benefits" below.

        Non-Qualified Deferred Compensation Plan —  We sponsor a tax-qualified defined contribution plan covering all of our eligible employees, including the NEOs. Under this plan, eligible employees, including the NEOs, may contribute up to 50% of their base salaries to the plan, subject to certain limitations contained in the Internal Revenue Code. We contribute one dollar for each dollar contributed by our employees, up to a maximum of 6% of employees' base salaries. The Internal Revenue Code limits the amount certain of our employees may contribute to our tax-qualified defined contribution plan in any tax year. As a result, we sponsor a non-qualified deferred compensation plan that allows eligible employees, including the NEOs, to defer receipt of a portion of their base salaries and certain annual and long-term cash incentive awards not subject to these limits. The deferred compensation plan provides higher-paid employees with the full company matching contribution to which they would otherwise be entitled under our defined contribution plan but for the limitations contained in the Internal Revenue Code. For more information about our deferred compensation plan, including information about amounts attributable to the executives named in this proxy statement, you should see "Non-Qualified Deferred Compensation" below.

        Change-in-Control Agreements —  In order to provide certain key employees, including the NEOs, with some financial security in the event their employment with our organization is terminated without cause or under certain circumstances following a change of control, we provide those employees with change of control agreements that provide for cash payments and certain other severance benefits upon a qualifying termination. We believe that the change of control agreements we maintain with our key employees provide a meaningful mechanism by which to retain those individuals who are most capable of affecting our future performance. No change of control agreements include tax gross up provisions. For more information about the change of control agreements with the executives named in this proxy statement, you should see "Potential Payments Upon Termination of Employment or Change-in-Control" below.

        Stock Ownership Guidelines —  Our Board has adopted stock ownership guidelines that are intended to promote meaningful stock ownership by our executives. These guidelines specify a number of shares of our common stock, including unvested restricted stock, unvested restricted stock units, shares held through our qualified defined contribution plan and hypothetical shares of our common stock held through our non-qualified deferred compensation plan, that our executives must accumulate within five years of becoming an executive officer of the Company. The specific share holding guidelines are determined based on a multiple of base salary ranging from one to five times, with the higher multiples applicable to the executives having the highest levels of responsibility. Our stockholder ownership requirement for our CEO is five times base salary. As of December 31, 2013, each of the NEOs are in compliance with the stock ownership goals adopted by the Board.

Impact of Tax Considerations on Compensation

        The Internal Revenue Code limits the amount of the tax deduction we are entitled to take for compensation paid to the executives named in this proxy statement for a particular year unless the compensation meets specific standards. We may deduct compensation in excess of $1 million if compensation is "performance-based" and is paid pursuant to a plan that is stockholder approved and meets certain requirements. In developing, implementing and administering our executive compensation program, the Committee considers the impact of these limits and balances the desire to maximize the deductibility of compensation with the goal of attracting, motivating and retaining highly-talented executives.

        We generally seek to maximize the tax deductibility of all elements of compensation. However, in light of the need to maintain flexibility in administering our executive compensation program, the Committee retains discretion to recommend to the board of directors compensation in excess of the limits, even if a portion of it may not be deductible.

 Summary Compensation Table

        The following table is a summary of compensation information for our Chief Executive Officer, our Chief Financial Officer and each of the other three most highly compensated executives for the fiscal year ended December 31, 2013:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
John W. Eaves	2013	$850,000	$0	$904,790	$849,493	$1,624,250	$43,121	$76,432	$4,348,086
President and Chief	2012	$779,712	$0	$912,743	$944,313	$923,695	$261,526	$128,476	$3,950,465
Executive Officer	2011	$635,000	$0	$432,117	$1,218,932	$1,186,114	$325,555	$127,060	$3,924,778
John T. Drexler	2013	$450,000	$0	$376,299	$353,332	$806,400	$0	$48,540	$2,034,571
Senior Vice President and	2012	$450,000	$0	$413,721	$406,234	$473,940	$102,150	$46,425	$1,892,470
Chief Financial Officer	2011	$450,000	$0	$240,426	$679,181	$690,300	$117,411	$43,668	$2,220,986
Paul A. Lang	2013	$650,000	$0	$593,082	$556,831	$1,000,413	$2,018	$35,018	$2,837,362
Executive Vice President	2012	$600,962	$0	$590,041	$615,482	$542,176	$197,276	$57,123	$2,603,060
and Chief Operating Officer	2011	$484,846	$0	$255,046	$716,554	$717,469	$256,611	$49,059	$2,479,585
Kenneth D. Cochran	2013	$410,000	$0	$311,708	$292,663	$277,890	$37,650	$38,499	$1,368,410
Senior Vice President — Operations
Robert G. Jones	2013	$365,000	$0	$277,713	$260,606	$554,435	$16,071	$37,071	$1,510,896
Senior Vice President —	2012	$365,000	$0	$305,067	$299,730	$380,963	$127,389	$36,617	$1,514,766
Law, General Counsel and Secretary

(1)
Amounts shown include amounts that the executives named in this proxy statement elected to defer, on a discretionary basis, pursuant to our deferred compensation plan.

(2)
Amounts shown represent the aggregate grant date fair value of all stock or stock option awards, as applicable, made to each executive during the year indicated. We have determined the grant date fair value in accordance with FASB ASC Topic 718 (formerly referred to as Statement of Financial Accounting Standards No. 123R, Share-Based Payment). The determination of the grant date fair value is subject to certain estimates and assumptions described in Note 18, Stock-Based Compensation and Other Incentive Plans, to our consolidated financial statements for the year ended December 31, 2013. Amounts shown do not necessarily represent the actual value that may ultimately be received by the executives.

(3)
Amounts shown include the following payouts:

Name	Year	Annual Cash Incentive Awards	Performance Unit Awards(#)
John W. Eaves	2013	$735,250	$889,000
	2012	$257,085	$666,610
	2011	$624,364	$561,750
John T. Drexler	2013	$311,400	$495,000
	2012	$121,500	$352,440
	2011	$393,300	$297,000
Paul A. Lang	2013	$477,913	$522,500
	2012	$170,156	$372,020
	2011	$403,969	$313,500
Kenneth D. Cochran	2013	$212,790	$65,100
Robert G. Jones	2013	$189,435	$365,000
	2012	$73,913	$307,050
  (#)
  Performance unit awards represent payout of performance unit awards granted in 2011 for the 2011-2013 period under Arch's long term incentive program. Half of these awards were tied to a safety performance measure and half were tied to an environmental performance measure. Below is a table that lists the performance measure, the applicable threshold, target and maximum thresholds achievement levels for each performance measure and the actual performance for each performance measure.

Performance Measure	Relative Weighting	Threshold	Target	Maximum	Actual Performance
Safety Incident Rate	50%	—	2.31	2.20	1.55
Environmental	50%	—	74 NOVs	69 NOVs	36 NOVs

  Amounts shown include amounts that a NEO elected to defer, on a discretionary basis, pursuant to our deferred compensation plan.

(4)
Amounts shown represent the changes in the actuarial present value of the accumulated benefits for the executives named in this proxy statement under our defined benefit pension plans, including our supplemental retirement plan, computed in accordance with FASB ASC Topic 715 (formerly referred to as Statement of Financial Accounting Standards No. 87, Employer's Accounting for Pensions). The present value of accumulated benefits is subject to certain actuarial assumptions described in Note 20, Employee Benefit Plans, to our consolidated financial statements for the year ended December 31, 2013 and under the heading "Employee Benefit Plans" in the section entitled "Critical Accounting Policies" included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(5)
Amounts shown include the following:

Name	Year	Matching Contribution to Plan	Credits Under Deferred Compensation Plan	Dividends/ Dividend Equivalents	Financial Planning Services	Club Membership Dues	Tax Reimbursement	Other*	Total
John W. Eaves	2013	$15,300	$32,966	$1,596	$16,825	$9,745	$0	$0	$76,432
President and Chief	2012	$13,817	$23,613	$2,660	$12,998	$9,000	$0	$66,388	$128,476
Executive Officer	2011	$14,441	$17,680	$10,385	$12,310	$12,500	$0	$59,745	$127,060
John T. Drexler	2013	$11,423	$16,615	$888	$10,518	$9,096	$0	$0	$48,540
Senior Vice President	2012	$10,385	$16,615	$1,480	$10,145	$7,800	$0	$0	$46,425
and Chief Financial	2011	$10,343	$11,631	$3,182	$9,998	$8,514	$0	$0	$43,668
Officer
Paul A. Lang	2013	$8,280	$23,796	$942	$2,000	$0	$0	$0	$35,018
Executive Vice	2012	$12,261	$15,364	$7,570	$1,900	$0	$0	$20,028	$57,123
President and Chief	2011	$13,727	$9,471	$16,276	$2,300	$0	$0	$7,286	$49,059
Operating Officer
Kenneth D. Cochran	2013	$13,909	$8,942	$2,100	$13,548	$0	$0	$0	$38,499
Senior Vice President — Operations
Robert G. Jones	2013	$10,762	$11,582	$660	$14,067	$0	$0	$0	$37,071
Senior Vice	2012	$10,318	$11,876	$1,100	$13,323	$0	$0	$0	$36,617
President — Law, General Counsel and Secretary

*
Other items shown in the table above include personal use of corporate aircraft. We determine the aggregate incremental cost of the personal use of corporate aircraft by reference to a cost-per-flight-hour charge developed by a nationally-recognized and independent service. The cost-per-flight-hour charge reflects the direct operating cost of the aircraft, including fuel, aircraft landing and parking, as well as an allocable allowance for maintenance and engine restoration. Fixed costs that do not change based on usage, such as pilot salaries, depreciation and insurance are not included.

 Grants of Plan-Based Awards for the Year Ended December 31, 2013

        The following table shows information relating to the grants of certain equity and non-equity awards made to the NEOs during 2013:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(1)
								Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)
John W. Eaves	2/28/2013	(3)	$276,250	$850,000	$1,763,750
	2/28/2013					173,000			$904,790
	2/28/2013						357,750	$5.23	$849,493
	2/28/2013	(4)		$892,500	$1,785,000
John T. Drexler	2/28/2013	(3)	$117,000	$360,000	$747,000
	2/28/2013					71,950			$376,299
	2/28/2013						148,800	$5.23	$353,332
	2/28/2013	(4)		$371,250	$742,500
Paul A. Lang	2/28/2013	(3)	$179,563	$552,500	$1,146,438
	2/28/2013					113,400			$593,082
	2/28/2013						234,500	$5.23	$556,831
	2/28/2013	(4)		$585,000	$1,170,000
Kenneth D. Cochran	2/28/2013	(3)	$79,950	$246,000	$510,450
	2/28/2013					59,600			$311,708
	2/28/2013						123,250	$5.23	$292,663
	2/28/2013	(4)		$307,500	$615,000
Robert G. Jones	2/28/2013	(3)	$71,175	$219,000	$454,425
	2/28/2013					53,100			$277,713
	2/28/2013						109,750	$5.23	$260,606
	2/28/2013	(4)		$273,750	$547,500

(1)
Amounts represent the number of stock options we granted to the NEOs during 2013. Refer to the information under the heading "Elements of Our Compensation Program" in the sub-section entitled "Compensation Discussion and Analysis" for more information about our stock option awards.

(2)
Amounts represent the grant date fair value of restricted stock, restricted stock units or stock options we awarded to the NEOs for 2013 determined in accordance with FASB ASC Topic 718 (formerly referred to as Statement of Financial Accounting Standards No. 123R, Share-Based Payment). The determination of grant date fair value is subject to certain estimates and assumptions described in Note 16 to our consolidated financial statements for the year ended December 31, 2013 and under the heading "Stock-Based Compensation" in the section entitled "Critical Accounting Policies" included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(3)
Amounts represent the potential amounts payable to each NEO under the annual cash incentive awards for 2013 assuming threshold, target and maximum levels of performance. Amounts paid to each NEO under our annual cash incentive awards for 2013 have been included under the column entitled "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table.

(4)
Amounts represent the potential amounts payable in 2016 to each NEO under performance units awarded in 2013 assuming target and maximum levels of performance for the 2013 - 2015 performance period. You should see the information under the hearing "Elements of Our Compensation Program" in the sub-section entitled "Compensation Discussion and Analysis" for more information about our performance unit awards.

 Outstanding Equity Awards at December 31, 2013

        The following table shows information relating to the equity awards previously made to the NEOs which remain outstanding at December 31, 2013.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John W. Eaves	0	(2)	357,750	(2)	0	$5.23	2/28/2023	0		$0.00	0	$0.00
	16,067	(3)	32,133	(3)	0	$9.62	4/26/2022	0		$0.00	0	$0.00
	44,884	(4)	89,766	(4)	0	$13.93	2/23/2022	0		$0.00	0	$0.00
	130,350	(5)	0	(5)	0	$14.05	2/19/2019	0		$0.00	0	$0.00
	68,100	(6)	22,700	(6)	0	$22.65	2/18/2020	0		$0.00	0	$0.00
	56,534	(7)	28,266	(7)	0	$32.49	2/24/2021	0		$0.00	0	$0.00
	86,200	(8)	0	(8)	0	$32.99	2/22/2017	0		$0.00	0	$0.00
	80,000	(9)	0	(9)	0	$52.69	2/21/2018	0		$0.00	0	$0.00
	42,750	(10)	0	(10)	0	$52.69	2/21/2018	0		$0.00	0	$0.00
	0		0		0			13,300	(11)	$59,185.00	0	$0.00
	0		0		0			53,300	(12)	$237,185.00	0	$0.00
	0		0		0			17,700	(13)	$78,765.00	0	$0.00
	0		0		0			173,000	(14)	$769,850.00	0	$0.00

Total	524,885		530,615		0			257,300		$1,144,985.00	0	$0.00

John T. Drexler	0	(2)	148,800	(2)	0	$5.23	2/28/2023	0		$0.00	0	$0.00
	24,984	(4)	49,966	(4)	0	$13.93	2/23/2022	0		$0.00	0	$0.00
	63,650	(5)	0	(5)	0	$14.05	2/19/2019	0		$0.00	0	$0.00
	5,400	(15)	0	(15)	0	$16.10	7/22/2014	0		$0.00	0	$0.00
	36,000	(6)	12,000	(6)	0	$22.65	2/18/2020	0		$0.00	0	$0.00
	31,500	(7)	15,750	(7)	0	$32.49	2/24/2021	0		$0.00	0	$0.00
	8,700	(8)	0	(8)	0	$32.99	2/22/2017	0		$0.00	0	$0.00
	4,650	(9)	0	(9)	0	$52.69	2/21/2018	0		$0.00	0	$0.00
	34,400	(16)	0	(16)	0	$56.84	4/24/2018	0		$0.00	0	$0.00
	0		0		0			7,400	(11)	$32,930.00	0	$0.00
	0		0		0			29,700	(12)	$132,165.00	0	$0.00
	0		0		0			71,950	(14)	$320,177.50	0	$0.00

Total	209,284		226,516		0			109,050		$485,272.50	0	$0.00

Paul A. Lang	0	(2)	234,500	(2)	0	$5.23	2/28/2023	0		$0.00	0	$0.00
	12,284	(3)	24,566	(3)	0	$9.62	4/26/2022	0		$0.00	0	$0.00
	27,767	(4)	55,533	(4)	0	$13.93	2/23/2022	0		$0.00	0	$0.00
	67,200	(5)	0	(5)	0	$14.05	2/19/2019	0		$0.00	0	$0.00
	38,025	(6)	12,675	(6)	0	$22.65	2/18/2020	0		$0.00	0	$0.00
	33,234	(7)	16,616	(7)	0	$32.49	2/24/2021	0		$0.00	0	$0.00
	56,750	(8)	0	(8)	0	$32.99	2/22/2017	0		$0.00	0	$0.00
	42,900	(9)	0	(9)	0	$52.69	2/21/2018	0		$0.00	0	$0.00
	0		0		0			7,850	(11)	$34,932.50	0	$0.00
	0		0		0			33,000	(12)	$146,850.00	0	$0.00
	0		0		0			13,550	(13)	$60,297.50	0	$0.00
	0		0		0			113,400	(14)	$504,630.00	0	$0.00

Total	278,160		343,890		0			167,800		$746,710	0	$0.00

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Kenneth D. Cochran	0	(2)	123,250	(2)	0	$5.23	2/28/2023		0		$0.00	0	$0.00
	9,217	(3)	18,433	(3)	0	$7.42	8/09/2022	(17)	0		$0.00	0	$0.00
	7,217	(4)	14,433	(4)	0	$13.93	2/23/2022		0		$0.00	0	$0.00
	10,050	(5)	0	(5)	0	$14.05	2/19/2019		0		$0.00	0	$0.00
	5,700	(6)	1,900	(6)	0	$22.65	2/18/2020		0		$0.00	0	$0.00
	3,467	(7)	1,733	(7)	0	$32.49	2/24/2021		0		$0.00	0	$0.00
	7,500	(8)	0	(8)	0	$32.99	2/22/2017		0		$0.00	0	$0.00
	7,850	(9)	0	(9)	0	$52.69	2/21/2018		0		$0.00	0	$0.00
	0		0		0				1,500	(11)	$6,675.00	0	$0.00
	0		0		0				16,000	(18)	$71,200.00	0	$0.00
	0		0		0				8,600	(12)	$38,270.00	0	$0.00
	0		0		0				14,550	(19)	$64,747.50	0	$0.00
	0		0		0				59,600	(14)	$265,220.00	0	$0.00

Total	51,001		159,749		0				100,250		$446,112.50	0	$0.00

Robert G. Jones	0		109,750	(2)	0	$5.23	2/28/2023		0		$0.00	0	$0.00
	18,434	(4)	36,866	(4)	0	$13.93	2/23/2022		0		$0.00	0	$0.00
	55,450	(5)	0	(5)	0	$14.05	2/19/2019		0		$0.00	0	$0.00
	31,388	(6)	10,462	(6)	0	$22.65	2/18/2020		0		$0.00	0	$0.00
	23,234	(7)	11,616	(7)	0	$32.49	2/24/2021		0		$0.00	0	$0.00
	53,250	(8)	0	(8)	0	$32.99	2/22/2017		0		$0.00	0	$0.00
	34,700	(9)	0	(9)	0	$52.69	2/21/2018		0		$0.00	0	$0.00
	0		0		0				5,500	(11)	$24,475.00	0	$0.00
	0		0		0				21,900	(12)	$97,455.00	0	$0.00
	0		0		0				53,100	(14)	$236,295.00	0	$0.00

Total	216,456		168,694		0				80,500		$358,225	0	$0.00

(1)
Calculated using the closing price for our common stock as reported on the New York Stock Exchange on December 31, 2013.

(2)
Stock options vest at the rate of 33 1/3% per year, with vesting dates of February 28, 2014, February 28, 2015 and February 28, 2016.

(3)
Stock options vest at the rate of 33 1/3% per year, with vesting dates of April 26, 2013, April 26, 2014 and April 26, 2015.

(4)
Stock options vest at the rate of 33 1/3% per year, with vesting dates of February 23, 2013, February 23, 2014 and February 23, 2015.

(5)
Stock options vest at the rate of 25% per year, with vesting dates of February 19, 2010, February 19, 2011, February 19, 2012, and February 19, 2013.

(6)
Stock options vest at the rate of 25% per year, with vesting dates of February 18, 2011, February 18, 2012, February 18, 2013, and February 18, 2014.

(7)
Stock options vest at the rate of 33 1/3% per year, with vesting dates of February 24, 2012, February 24, 2013 and February 24, 2014.

(8)
Stock options vest at the rate of 33 1/3% per year, with vesting dates of February 22, 2008, February 22, 2009 and February 22, 2010.

(9)
Stock options vest at the rate of 33 1/3% per year, with vesting dates of February 21, 2009, February 21, 2010 and February 21, 2011.

(10)
One-half of the stock options vest on each of February 21, 2011 and February 21, 2012.

(11)
Restricted stock vests on February 24, 2014.

(12)
Restricted stock units vest on February 23, 2015.

(13)
Restricted stock units vest on April 26, 2015.

(14)
Restricted stock units vest on February 28, 2016.

(15)
Stock options vest at the rate of 33 1/3% per year, with vesting dates of July 22, 2005, July 22, 2006, and July 22, 2007.

(16)
Stock options vest at the rate of 33 1/3% per year, with vesting dates of April 24, 2009, April 24, 2010, and April 24, 2011.

(17)
Stock options vest at the rate of 33 1/3% per year, with vesting dates of August 9, 2013, August 9, 2014, and August 9, 2015.

(18)
Restricted stock vests on July 28, 2014.

(19)
Restricted stock units vest on August 9, 2015.

Option Exercises and Stock Vested for the Year Ended December 31, 2013

        The following table shows information relating to the exercise or vesting of certain equity awards previously made to the executives named in this proxy statement during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
John W. Eaves	—	—	—	—
John T. Drexler	—	—	—	—
Paul A. Lang	—	—	30,000	$176,400
Kenneth D. Cochran	—	—	—	—
Robert G. Jones	—	—	—	—

(1)
Amounts shown represent the value realized upon exercise of outstanding stock options calculated by multiplying the number of shares acquired upon exercise by the difference between the option exercise price and the fair market value of our common stock on the date of exercise.

(2)
Amounts shown represent the value realized upon vesting of outstanding awards calculated by multiplying the number of shares that vested by the fair market value of our common stock on the date of vesting.

Pension Benefits

        Defined Benefit Pension Plan.    We sponsor a defined benefit pension plan covering all of our eligible employees, including our NEOs. Employees become eligible to participate in the plan after working 1,000 hours. A cash balance account is established for each participant. Participants become vested in their cash balance accounts after serving three years with us. Upon retirement or upon termination of employment following three years of service with us, participants or their beneficiaries may elect to receive benefits in a lump sum, in installments over a period of time or at a later date. Under the terms of the plan, normal retirement occurs on the first day of the month following the date a participant turns 65.

        We credit each participant's cash balance account with an interest amount based on the U.S. Treasury rate, subject to an annual minimum rate of 4.25%. In addition, we provided transition credits to employees who participated in certain predecessor plans for a period up to the number of years of credited service with the predecessor plan, subject to certain maximum amounts depending upon the particular plan. All credits to transition employees end on December 31, 2012. The transition contribution rates ranged from 1% to 4% of compensation, depending upon the participant's age at the end of the year. Annually, we also credit each participant's cash balance account with an amount, reflected as a percentage of compensation, based on the participant's age at the end of the year. For purposes of determining the contribution amount, compensation includes salary, regular wages, overtime pay, earned vacation pay, short-term incentive compensation payments and amounts contributed by the participant to a qualified defined contribution plan or cafeteria plan maintained by us, subject to certain limits imposed under the Code. The following table shows the percentages of compensation we contribute to each participant's account, based on the participant's age at the end of the year:

Age at End of Year	Contribution Rate (% of Compensation)
Less than 30	3%
30-39	4%
40-44	5%
45-49	6%
50-54	7%
55 and over	8%

        Supplemental Retirement Plan.    We sponsor a supplemental retirement plan covering all of our eligible employees, including our NEOs, whose retirement benefits under our defined benefit pension plan are limited by the Code. Under our supplemental retirement plan, each eligible employee is entitled to receive a lump sum amount equal to the difference between the amount that would have been paid under our defined benefit pension plan but for the limitations contained in the Code and the actual amount that the employee is entitled to receive under our defined benefit pension plan after taking into account the limitations imposed by the Code. Subject to the limitations contained in the Code, benefits under the supplemental retirement plan will be paid six months after termination.

        The following table shows information relating to the accumulated benefits to which the NEOs are entitled under our defined benefit pension plans at December 31, 2013:

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
John W. Eaves	Arch Coal, Inc. Retirement Account Plan	31	$1,263,963	—
	Arch Coal, Inc. Supplemental Retirement Plan	31	$377,775	—
John T. Drexler	Arch Coal, Inc. Retirement Account Plan	16	$236,816	—
	Arch Coal, Inc. Supplemental Retirement Plan	16	$128,161	—
Paul A. Lang	Arch Coal, Inc. Retirement Account Plan	29	$770,509	—
	Arch Coal, Inc. Supplemental Retirement Plan	29	$280,336	—
Kenneth D. Cochran	Arch Coal, Inc. Retirement Account Plan	8	$209,907	—
	Arch Coal, Inc. Supplemental Retirement Plan	8	$123,459	—
Robert G. Jones	Arch Coal, Inc. Retirement Account Plan	22	$734,486	—
	Arch Coal, Inc. Supplemental Retirement Plan	22	$124,142	—

(1)
Under our defined benefit pension plans, certain executives named in this proxy statement have been credited with additional years of service attributable to employment with one or more predecessor entities as follows: Mr. Eaves — 15 years, Mr. Lang — 13 years, and Mr. Jones  — 6 years.

(2)
Amounts shown for each named executive officer represent the actuarial present value of the named executive's accumulated benefit under our defined benefit pension plans as of December 31, 2013, computed in accordance with FASB ASC Topic 715 (formerly known as Statement of Financial Accounting Standards No. 87, Employer's Accounting for Pensions). The present value of accumulated benefits is subject to certain actuarial assumptions described in Note 20, Employee Benefit Plans, to our consolidated financial statements for the year ended December 31, 2013 and under the heading "Employee Benefit Plans" in the section entitled "Critical Accounting Policies" included in our Annual Report on Form 10-K for the year ended December 31, 2013.

Non-Qualified Deferred Compensation

        We maintain a deferred compensation plan that allows an eligible employee to defer receipt of his or her base salary and/or annual incentive payment until the date or dates elected by the participant. The amounts deferred are invested in cash accounts that mirror the gains and/or losses of a number of different investment funds, including a hypothetical investment in shares of our common stock. The deferred compensation plan offers participants a wide range of publicly-available investment funds, including international, U.S. equity, bond and money market funds. These investment funds are substantively similar to the investment alternatives offered to participants of our defined contribution plan. The plan does not offer any above-market rates of return to any of our NEOs.

        Participants in the plan may defer up to 85% of their base salaries and up to 100% of their annual incentive awards. The plan also allows participants to defer receipt of up to 100% of the shares issuable under any restricted stock units or performance-contingent phantom stock awards granted to executives under our long-term incentive program. Participants are always vested in their deferrals to the plan and any related earnings. We contribute one dollar for each dollar of base salary deferred by participants in the plan, up to a maximum of 6% of the participant's base salaries. We have established a grantor trust to fund our obligations under the deferred compensation plan. The trust has purchased corporate-owned life insurance to offset these obligations. Participants have an unsecured contractual commitment by us to pay the amounts due under the deferred compensation plan.

        Under the plan, we credit each participant's account with the number of units equal to the number of shares or units that the participant could purchase or receive with the amount of compensation deferred under the plan on the date we credit the participant's account, based upon the fair market value of the underlying investment on that date. We will pay the amount of compensation deferred under the plan to the participant (or to his or her designated beneficiary in the event of death) in annual installments or in a lump sum, at the participant's election, following the participant's termination of employment or on the date or dates specified by the participant in his or her payment election. The amount we pay will be based on the number of units credited to each participant's account, valued on the basis of the fair market value of an equivalent number of shares or units of the underlying investment on the date payment occurs. We may also pay a participant the amount of compensation deferred under the plan prior to the date the participant initially elected to receive payment if we determine that the employee has a demonstrated financial hardship.

        The following table shows information relating to the activity in the deferred compensation plan accounts for the executives named in this proxy statement during 2013:

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
John W. Eaves	$51,000	$32,966	$236,520	$0	$3,392,984
John T. Drexler	$25,962	$16,615	$(15,698)	$0	$119,568
Paul A. Lang	$102,000	$23,796	$105,758	$(50,351)	$750,053
Kenneth D. Cochran	$17,977	$8,942	$21,575	$0	$649,719
Robert G. Jones	$10,950	$11,582	$137,795	$0	$927,106

(1)
Amounts shown represent credits we made under our deferred compensation plan to the named executive's account that are intended to provide the named executive with the full company matching contributions to which they would otherwise be entitled under our defined contribution plan but for certain limitations contained in the Code. We have included these amounts in the column entitled "All Other Compensation" contained in the Summary Compensation Table.

(2)
Amounts shown include the following that we have reported as compensation for 2013 in the Summary Compensation Table: Mr. Eaves — $32,965.86; Mr. Drexler — $16,615.40; Mr. Lang — $23,796.40; Mr. Cochran — $8,942.09; and Mr. Jones — $11,582.29.

Potential Payments Upon Termination of Employment or Change-in-Control

        We maintain certain agreements or arrangements with each of the NEOs that provide for the payment or acceleration of certain benefits in the event that such executive's employment is terminated without cause or following a change-in-control. In addition to the benefits described below, the executives named in this proxy statement would also be entitled to receive certain benefits under our defined benefit and contribution plans, supplemental retirement plan and deferred compensation plan. You should see the sub-section entitled "Pension Benefits" for more information on the benefits accumulated under our defined benefit pension plan and our supplemental retirement plan that are attributable to each of the NEOs and the sub-section entitled "Non-Qualified Deferred Compensation" for more information on the aggregate balance maintained under our deferred compensation plan by each of the NEOs.

   Potential Payments Upon Termination of Employment

        We maintain change-in-control agreements with each of our executives, including the NEOs, and certain other key employees. Each of the change-in-control agreements has a term of one year that is automatically extended for successive one-year periods unless either party terminates the agreement upon at least one year notice prior to the end of any one-year term. Under the change-in-control agreements and certain other arrangements we have with the NEOs, we may be required to provide compensation in the event of a termination of employment or a change in control of the company. As a condition to each executive's entitlement to receive payments under the change-in-control agreements, the executive is required to execute a waiver of claims against us and to abide by certain non-disclosure, non-competition and non-solicitation requirements. These restrictions prohibit executives from engaging in any business that competes with any of our business operations for a period of six months following the date of termination and from soliciting for employment, hiring or retaining any of our employees for a period of one year following the date of termination.

        Voluntary termination and termination for cause —  Each of the NEOs may terminate his or her employment at any time. In addition, we may terminate the employment of the NEOs for cause at any time. Under the terms of the change-in-control agreements with each NEO, a termination is for cause if it is for any of the following reasons:

  •
  a willful and continual failure to perform his or her duties;

  •
  gross misconduct that is materially and demonstrably detrimental to us; or

  •
  the commission of a felony.

        If we terminate an executive's employment for cause or if an executive terminates his or her employment for any reason prior to a change of control or for other than good reason following a change of control, then we will pay the executive an amount equal to the executive's accrued and unpaid base salary and unused vacation time. If we terminate an executive's employment for cause or if the executive terminates his or her employment for any reason without our consent, then all of the unexpired, unvested restricted stock, restricted stock units, performance units, stock options, performance-contingent stock or other awards granted to the executive under our stock incentive plan that remain outstanding on the date of termination shall automatically be forfeited. If we terminated each of the executives named in this proxy statement for cause or if each of the NEOs terminated his or her employment on December 31, 2013, then the executives would not have been entitled to receive any amounts from us.

        Termination without cause prior to a change of control —  Each of the NEOs may be entitled to certain benefits if we terminate the executive's employment for reasons other than cause. If we terminate an executive without cause prior to a change of control, then under the terms of the change-in-control agreement we will pay the executive a lump sum cash amount equal to the following:

  •
  one times (two times for Mr. Eaves) the executive's annual base salary;

  •
  12 times (18 times for Mr. Eaves) the effective monthly COBRA rate;

  •
  12 times (24 times for Mr. Eaves) the applicable monthly life insurance premium rate;

  •
  a pro-rata portion of any amounts to which the executive would be entitled under our annual cash incentive awards or our long-term cash and equity-based incentive awards;

  •
  one times the higher of the executive's annual cash incentive award for the most recent year or the average annual cash incentive award for the three preceding years;

  •
  the matching contribution under our defined contribution plan and executive deferred compensation plan and the annual cash balance credit amounts under our defined benefit plans as if the executive continued to participate in those plans for a period of 12 months (24 months for Mr. Eaves); and

  •
  the value of any unused vacation time.

        In addition, if we terminate an executive for reasons other than for cause prior to a change of control, all unexpired stock options held by the executive on the date of termination will immediately vest and become exercisable by the executive in accordance with the terms of our stock incentive plan and related stock option award agreements. Also, we have agreed to reimburse the executives named in this proxy statement for the cost of financial counseling services (up to a maximum of $5,000) for a period of 12 months (24 months for Mr. Eaves), and the cost of reasonable outplacement services for a period of 12 months (24 months for Mr. Eaves).

        The following table shows the amounts each of the executives named in this proxy statement would receive if we terminated his or her employment for reasons other than for cause prior to a change of control on December 31, 2013:

	John W. Eaves	John T. Drexler	Paul A. Lang	Kenneth D. Cochran	Robert G. Jones
Cash payments:
Cash severance	$2,435,250	$761,400	$1,127,913	$646,134	$554,435
Healthcare coverage	$34,596	$23,064	$23,064	$14,364	$23,064
Life insurance premiums	$26,208	$4,020	$9,744	$8,772	$12,288
Incentive awards(1)	$2,139,600	$978,750	$1,362,550	$505,183	$675,250
Retirement benefits	$579,621	$125,854	$208,860	$108,652	$131,686
Financial counseling and outplacement services	$30,000	$20,000	$20,000	$20,000	$20,000
Accrued salary and accrued vacation	$0	$0	$0	$0	$0
Acceleration of equity awards:
Restricted stock units and restricted stock	$463,031	$202,751	$299,241	$192,128	$149,745
Stock options	$0	$0	$0	$0	$0

Total	$5,708,306	$2,115,839	$3,051,372	$1,495,233	$1,566,468

(1)
For purposes of estimating the amounts payable by us under our annual cash incentive awards or our long-term cash and equity-based incentive awards, we have assumed that we achieved target levels of performance under those awards.

        Termination in connection with a change of control —  Each of the NEOs may be entitled to certain benefits if we terminate the executive's employment for reasons other than cause following a change of control or if the executive terminates his or her employment for good reason during the two years following a change of control. Under the terms of the change-in-control agreements with the NEOs, a termination is for good reason if it is for any of the following reasons:

  •
  a material diminution in position, title, duties, responsibilities or authority;

  •
  a reduction in base salary or a failure to increase base salary by a percentage that is similar to the average percentage increase in base salary for other officers;

  •
  (i) the discontinuation of an incentive, retirement, stock ownership or health and welfare plan, (ii) the adoption of changes to those plans that would adversely affect participation or materially reduce benefits or (iii) the reduction of incentive compensation levels;

  •
  the relocation of our executive offices outside the St. Louis metropolitan area or the failure to pay relocation expenses, including the amount of any loss on the sale of a personal residence;

  •
  a material breach of the change-in-control agreement; or

  •
  a failure to require a successor to assume the change-in-control agreement.

        Under the terms of the change-in-control agreements with each NEO, a change of control means any of the following:

  •
  a consolidation, merger or similar transaction in which we do not survive or in which shares of our common stock are converted into cash, securities or other property, other than a merger in which the holders of our common stock immediately prior to the merger maintain substantially the same proportionate ownership of the common stock of the surviving entity immediately after the merger;

  •
  the sale, lease, exchange or other transfer of all or substantially all of our assets;

  •
  the approval by our stockholders of a plan of liquidation or dissolution; or

  •
  the failure of our directors to constitute a majority of our board of directors at any time during any two consecutive years.

        If we terminate an executive for reasons other than for cause following a change of control or if the executive terminates his or her employment for good reason during the two years following a change of control, then under the terms of the change-in-control agreement, we will pay the executive a lump sum cash amount equal to the following:

  •
  two times (three times for Mr. Eaves) the executive's highest annual base salary during the preceding three years;

  •
  18 times the effective monthly COBRA rate;

  •
  24 times (36 times for Mr. Eaves) the applicable monthly life insurance premium rate;

  •
  the full amount of any long-term cash awards and a pro-rata portion of any amounts to which the executive would be entitled under our annual cash incentive awards;

  •
  two times (three times for Mr. Eaves) the higher of the executive's annual cash incentive award for the most recent year or the average annual cash incentive award for the three years preceding the date of termination;

  •
  the matching contribution under our defined contribution plan and non-qualified executive deferred compensation plan and the annual credit amounts under our defined benefit plans as if the executive continued to participate in those plans for a period of 24 months (36 months for Mr. Eaves); and

  •
  the value of any unused vacation time.

        In addition to the foregoing, if we terminate an executive for reasons other than for cause following a change of control, all unexpired stock options held by the executive on the date of termination will immediately vest and become exercisable by the executive in accordance with the terms of our stock incentive plan and related equity award agreements. Also, we have agreed to reimburse each NEO for the cost of financial counseling services (up to a maximum of $5,000) for a period of 24 months (36 months for Mr. Eaves), and the cost of reasonable outplacement services for a period of 24 months (36 months for Mr. Eaves).

        The following table shows the amounts each NEO would receive if we terminated their employment on December 31, 2013 for reasons other than for cause following a change of control or if each of the executives named in this proxy statement terminated his or her employment on December 31, 2013 for good reason following a change of control:

	John W. Eaves	John T. Drexler	Paul A. Lang	Kenneth D. Cochran	Robert G. Jones
Cash payments:
Cash severance	$4,755,750	$1,522,800	$2,255,826	$1,292,268	$1,108,870
Healthcare coverage	$34,596	$34,596	$34,596	$21,546	$34,596
Life insurance premiums	$39,312	$8,040	$19,488	$17,544	$24,576
Incentive awards(1)	$850,000	$360,000	$552,500	$246,000	$219,000
Retirement benefits	$836,558	$223,317	$376,375	$200,674	$243,795
Financial counseling and outplacement services	$40,000	$30,000	$30,000	$30,000	$30,000
Accrued salary and accrued vacation	$0	$0	$0	$0	$0
Acceleration of equity awards:
Restricted stock units and restricted stock	$1,144,985	$485,273	$746,710	$446,113	$358,225
Stock options(2)	$0	$0	$0	$0	$0

Total	$7,701,201	$2,664,026	$4,015,495	$2,254,145	$2,019,062

(1)
For purposes of estimating the amounts payable by us under our annual cash incentive awards, we have assumed that we achieved target levels of performance under those awards. Payouts under performance units would be triggered upon a change of control and, accordingly, we have not included those payouts in the table above. Instead, payouts under performance units have been included in the table below under the heading "Potential Payments Upon Change-in-Control."

(2)
All outstanding options become fully exercisable upon a change of control and, accordingly, have not been included in the table above. Instead, the value has been included in the table below under the heading "Potential Payments Upon Change-in-Control."

        Retirement, death and disability —  In the event an executive's employment is terminated as a result of his or her retirement, death or disability, then we will pay the executive an amount equal to the executive's accrued and unpaid base salary, unused vacation time and all other amounts, including payouts under our annual cash incentive awards, that the executive has earned but which have not yet been paid. If an executive's employment is terminated as a result of his or her retirement, all unvested stock options will continue to vest on schedule, and all stock options must be exercised before the earlier of (i) five years from the vesting date or (ii) the expiration date. If an executive's employment is terminated as a result of death or disability, all vested stock options must be exercised within one year of separation, and all unvested stock options will continue to vest on schedule and must be exercised within one year of the vesting date. In the event of retirement, death or disability, any restricted stock, restricted stock units, performance units, performance-contingent phantom stock or other awards granted to the executive during or after 2013 under our stock incentive plan that remain outstanding on the date of termination may be retained on a prorated basis and will continue to vest on schedule. Any unvested restricted stock, restricted stock units, performance units, performance-contingent shares or other awards granted to the executive prior to 2013 under our stock incentive plan that remain outstanding on the date of termination are forfeited.

        The following table shows the amounts each NEO would receive if the employment of the executive terminated on December 31, 2013 as a result of his or her retirement, death or disability:

	John W. Eaves	John T. Drexler	Paul A. Lang	Kenneth D. Cochran	Robert G. Jones
Cash payments:
Cash severance
Healthcare coverage
Life insurance premiums
Incentive awards(1)	$850,000	$360,000	$552,500	$246,000	$219,000
Retirement benefits
Financial counseling and outplacement services
Accrued salary and accrued vacation
Acceleration of equity awards:
Restricted stock units and restricted stock	$463,031	$202,751	$299,241	$192,128	$149,745
Stock options	$0	$0	$0	$0	$0

Total	$1,313,031	$562,751	$851,741	$438,128	$368,745

(1)
For purposes of estimating the amounts payable by us under our annual cash incentive awards, we have assumed that we achieved target levels of performance under those awards.

  Potential Payments Upon Change-in-Control

        Under the terms of our stock incentive plan and the agreements governing the various awards outstanding at December 31, 2013, each NEO would be entitled to certain benefits in the event a change in control occurs. Under the terms of our stock incentive plan, all outstanding stock options will become fully exercisable and will remain exercisable for the original term of the options, all outstanding restricted stock and restricted stock units will become fully vested and be distributed to the executive, and all of the performance units and performance-contingent shares will be paid out in the event a change of control occurs.

        Under the terms of the stock incentive plan, a change in control means any change in control that would be required to be reported as such with the Securities and Exchange Commission, including without limitation any of the following:

  •
  a consolidation or merger in which we do not survive or in which shares of our common stock are converted to cash, securities or other property, other than a merger in which the holders of our common stock immediately prior to the merger maintain more than 50% of the ownership of common stock of the surviving corporation immediately after the merger;

  •
  the sale, lease, exchange or other transfer of all or substantially all of our assets;

  •
  the adoption by our board of directors of a plan of liquidation or dissolution; or

  •
  the acquisition by any person of more than 20% of our outstanding common stock.

        The following table shows the amounts each NEO would receive if we had undergone a change of control on December 31, 2013.

	John W. Eaves	John T. Drexler	Paul A. Lang	Kenneth D. Cochran	Robert G. Jones
Cash payments:
Cash severance
Healthcare coverage
Life insurance premiums
Incentive awards(1)	$4,316,800	$1,980,000	$2,753,900	$1,052,500	$1,460,000
Retirement benefits
Financial counseling and outplacement services
Accrued salary and accrued vacation
Acceleration of equity awards:
Restricted stock units and restricted stock(2)	$1,144,985	$485,273	$746,710	$446,113	$358,225
Stock options	$0	$0	$0	$0	$0

Total	$5,461,785	$2,465,273	$3,500,610	$1,498,613	$1,818,225

(1)
For purposes of estimating the amounts payable by us under performance unit awards, we have assumed that we achieved maximum levels of performance under those awards.

(2)
For purposes of estimating the amounts payable under the stock incentive plan in the event of a change of control, we have calculated the value of accelerated vesting of restricted stock units and restricted stock by multiplying the number of shares underlying unvested restricted stock units outstanding at December 31, 2013 by the closing price of our common stock on December 31, 2013.

 DIRECTOR COMPENSATION

        Our director compensation program is designed to compensate our non-employee directors, through a simple and understandable structure, for the amount of work required for a company of our size and scope and to align the interests of our non-employee directors with the long-term interests of our stockholders. Mr. Eaves and Mr. Lang, both of whom are employees, do not receive separate retainers or attendance fees for their services as directors, and their compensation is discussed under "Executive Compensation" above. In lieu of the compensation set forth below, upon his retirement as Chief Executive Officer of the Company on April 26, 2012, the Company agreed to pay Mr. Leer for his continuing service as our Chairman an annual base salary of $800,000, which was reduced to $400,000 on April 25, 2013, and permitted him to retain any then outstanding long term incentive plan awards.

        The Personnel and Compensation Committee has historically reviewed periodically the compensation structure and amounts for our non-employee directors. Our human resources department supports the Personnel and Compensation Committee by researching the structures and amounts of compensation programs sponsored by other similarly-sized public companies and compiling the results of that research for the Personnel and Compensation Committee. From time to time, the Personnel and Compensation Committee may engage a compensation consultant to provide survey or proxy data on the structure and amount of director compensation for other companies.

        Compensation.    Our Board adopted the following compensation structure for our non-employee directors for 2013. All fees outlined below were paid on a quarterly basis and, except for the new director fee, were prorated for any new director or change to committee membership during the calendar year.

Annual retainer	$120,000
Additional retainer — Lead Director	$15,000
Additional retainer — Chairman of the Audit Committee	$30,000
Additional retainer — Chairman of P & C Committee	$15,000
Additional retainer — Chairman of other committees	$10,000
Additional committee retainer fee — Audit Committee	$15,000
Additional committee retainer fee — all other committees	$10,000
New director fee	$60,000	(1)
Restricted Stock Units	2,500

(1)
Non-employee directors must defer 100% of the new director fee into a hypothetical investment in Arch Coal common stock pursuant to a deferred compensation plan for non-employee directors described below.

        Deferred Compensation Plan.    Our Board has adopted a deferred compensation plan for non-employee directors. Under the plan, non-employee directors may choose to defer receipt of any or all of the compensation paid to them in a cash account that mirrors the gains and/or losses of a number of different investment funds, one of which is a hypothetical investment in shares of our common stock. We credit each non-employee director's account with the number of units equal to the number of shares or units that the non-employee director could purchase or receive with the amount of compensation deferred under the plan on the date we credit the non-employee director's account, based upon the fair market value of the underlying investment on that date.

        When a director terminates his or her service as a director, we will pay the amount of compensation deferred under the plan to the director (or to his or her designated beneficiary in the event of death) in annual installments or in a lump sum, at the director's election. The amount we pay will be based on the number of units credited to each director's account, valued on the basis of the fair market value of an equivalent number of shares or units of the underlying investment on the date payment occurs. We may also pay a director the amount of compensation deferred under the plan prior to the termination of a director's service as a director if the board of directors determines that the director has a demonstrated financial hardship.

        Other Compensation Arrangements.    In addition to the compensation elements described above, we sponsor a director matching gift program. Under our matching gift program, we donate $2.00 for each dollar contributed by a director to accredited institutions of higher education up to a maximum of $6,000 each year. We have included the matching gifts paid on behalf of each of our non-employee directors for 2013 in the table below. During 2013, we did not pay any matching gifts on behalf of Mr. Eaves. Upon a director's retirement or other departure from the Board, the Board may approve a one-time donation to a charitable institution in the name of such director for recognition of that director's service and dedication to the Board.

        We also reimburse each director for their travel expenses incurred in connection with attendance at board and committee meetings and other matters related to service on the Board and for the costs of attending continuing education seminars, and pay the premiums for directors' liability insurance and travel accident insurance for each director. These amounts are not included in the table below since they are deemed to be business-related payments and not perquisites. We do not maintain a directors' retirement plan, and non-employee directors do not participate in our health, welfare or benefit plans.

        Stock Ownership Guidelines.    In order to more closely align the interests of our non-employee directors with the long-term interests of our stockholders, the Board has adopted stock ownership guidelines for non-employee directors. The guidelines establish a goal for each of our non-employee directors to own a number of shares of our common stock equal in value to $300,000. Each non-employee director is expected to satisfy this goal within five years of becoming a director. See the table under the heading "Security Ownership of Directors and Executive Officers" for more information about the beneficial ownership of our common stock by our non-employee directors.

        The following table sets forth compensation paid to each director (other than Mr. Eaves and Mr. Lang) during 2013.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
James R. Boyd	14,167	—	—	—	6,000	20,167
David D. Freudenthal	152,500	10,025	—	—	—	162,525
Patricia F. Godley	157,500	10,025	—	—	—	167,525
Paul T. Hanrahan	167,500	10,025	—	—	6,000	183,525
Douglas H. Hunt	142,500	10,025	—	—	—	152,525
J. Thomas Jones	141,250	10,025	—	—	—	151,275
Steven F. Leer	532,308	—	1,365,000	114,966	83,578	2,095,852
George C. Morris III	163,125	10,025	—	—	—	173,150
A. Michael Perry	87,500	—	—	—	50,000	137,500
Robert G. Potter	11,667	—	—	—	—	11,667
Theodore D. Sands	160,000	10,025	—	—	6,000	176,025
Wesley M. Taylor	166,250	10,025	—	—	—	176,275
Peter I. Wold	143,750	10,025	—	—	6,000	159,775

(1)
Amounts shown include amounts that the directors elected to defer, on a discretionary basis, pursuant to our deferred compensation plan for non-employee directors described above.

(2)
Amounts shown constitute restricted stock units granted under the Company's Omnibus Incentive Plan as payment of the restricted stock unit portion of the non-employee director annual retainer, reported at grant date fair value on the date of grant, as determined under FASB ASC Topic 718. The grant date for all non-employee directors was July 25, 2013. Each restricted stock unit grants vest upon the retirement of such director from the Board.

(3)
Performance unit awards represent payout of performance unit awards granted in 2011 for the 2011-2013 period under Arch's long term incentive program.

(4)
Amounts shown represent the changes in the actuarial present value of the accumulated benefits under our defined benefit pension plans, including our supplemental retirement plan, computed in accordance with FASB ASC Topic 715 (formerly referred to as Statement of Financial Accounting Standards No. 87, Employer's Accounting for Pensions). The present value of accumulated benefits is subject to certain actuarial assumptions described in Note 20, Employee Benefit Plans, to our consolidated financial statements for the year ended December 31, 2013 and under the heading "Employee Benefit Plans" in the section entitled "Critical Accounting Policies" included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(5)
Amounts shown for all directors other than Mr. Perry and Mr. Leer represent contributions under our director matching gift program. Amount shown for Mr. Perry represents a one-time charitable donation to the Heritage Farm Museum & Village made in Mr. Perry's name. Amounts shown for Mr. Leer represent the following:

Matching Contribution to Plan:	$13,909
Credits Under Deferred Compensation Plan	37,796
Dividends/Dividend Equivalents:	2,448
Financial Planning Services:	14,515
Club Membership Dues:	8,910
Director Matching Gift Program:	6,000

 PERSONNEL AND COMPENSATION COMMITTEE REPORT

        The Personnel and Compensation Committee is comprised entirely of independent directors and has the responsibility for reviewing and recommending changes in our executive compensation policies and programs to the board of directors. The committee also reviews and makes recommendations for all compensation payments to our chief executive officer and other executives, which are approved by the board of directors as a whole.

        The Personnel and Compensation Committee has reviewed and met with management to discuss the disclosures contained in the section of this proxy statement entitled "Executive Compensation — Compensation Discussion and Analysis." Based on that review and discussions with management, the Personnel and Compensation Committee recommended to the board of directors, and the board of directors approved, including the disclosures contained in the section entitled "Compensation Discussion and Analysis" in this proxy statement and, by incorporating that section by reference, in the Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.

                      PERSONNEL AND COMPENSATION COMMITTEE

                      Wesley M. Taylor, Chairman
                      Gov. David D. Freudenthal
                      Douglas H. Hunt
                      J. Thomas Jones
                      Theodore D. Sands

 AUDIT COMMITTEE REPORT

        The Audit Committee oversees the Company's financial reporting process on behalf of the board of directors. Management is primarily responsible for the financial statements and reporting process, including the systems of internal controls, while the independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with auditing standards generally accepted in the United States and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

        In this context, the Audit Committee has reviewed the Company's audited consolidated financial statements and has met with and held discussions with management, our internal auditors and with Ernst & Young LLP, the Company's independent registered public accounting firm, to discuss those financial statements and related matters. The Audit Committee reviewed with our internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee also met, at least quarterly, with the auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. The Audit Committee also reviewed with the independent auditors their judgment as to the quality and the appropriateness of the Company's accounting principles and financial controls and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States.

        The Company's independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter prescribed by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditors that firm's independence, including those matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee considered whether the performance by Ernst & Young LLP of non-audit services was compatible with their independence.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board of directors approved, including the audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission. The Audit Committee has retained Ernst & Young LLP as the Company's independent registered public accounting firm for 2014.

        While the Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate or are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor.

                      AUDIT COMMITTEE

                      Paul T. Hanrahan, Chairman
                      Patricia F. Godley
                      George C. Morris III
                      Peter I. Wold

 EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of December 31, 2013, regarding the number of shares of Company common stock that may be issued under the Company's equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	8,357,871	$19.86	10,303,452
Equity compensation plans not approved by security holders	0	$0	0

Total	8,357,871	$19.86	10,303,452

 SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth, as of February 27, 2014, information concerning the beneficial ownership of our common stock by each director, each of the executives named in this proxy statement and all current directors and executive officers as a group. Under rules of the Securities and Exchange Commission, persons who have power to vote or dispose of securities, either alone or jointly with others, are deemed to be the beneficial owners of such securities. Each person reflected in the table below has both sole voting and investment power with respect to the shares included in the table, except as described in the footnotes below:

Name of Beneficial Owner	Number of Actual Shares Owned Directly or Indirectly(1)	Options Exercisable Within 60 Days(2)	Amount and Nature of Beneficial Ownership	Percent of Class	Other Stock-Based Items(3)	Total Stock-Based Ownership
John W. Eaves, President, Chief Executive Officer and Director	261,180	756,051	1,017,231	*	826,700	1,843,931
David D. Freudenthal, Director	0	0	0	*	32,502	32,502
Patricia F. Godley, Director	1,000	0	1,000	*	111,306	112,306
Paul T. Hanrahan, Director	5,000	0	5,000	*	45,078	50,078
Douglas H. Hunt, Director	50,000	0	50,000	*	115,445	165,445
J. Thomas Jones, Director	0	0	0	*	65,864	65,864
Paul A. Lang, Executive Vice President, Chief Operating Officer and Director	66,416	425,668	492,084	*	505,750	997,834
Steven F. Leer, Chairman	610,633	942,700	1,553,333	1.0	81,850	1,635,183
George C. Morris III, Director	19,053	0	19,053	*	52,038	71,091
Theodore D. Sands, Director	26,000	0	26,000	*	66,919	92,919
Wesley M. Taylor, Director	16,956	0	16,956	*	42,388	59,344
Peter I. Wold, Director	11,500	0	11,500	*	52,928	64,428
Kenneth D. Cochran, Senior Vice President — Operations	0	102,935	102,935	*	292,775	395,710
John T. Drexler, Senior Vice President and Chief Financial Officer	11,517	311,617	323,134	*	358,422	681,556
Robert G. Jones, Senior Vice President — Law, General Counsel and Secretary	47,764	293,551	341,315	*	256,500	597,815
All of our directors and executive officers as a group (19 persons)	1,161,321	3,212,875	4,374,196	2.0	3,382,617	7,756,813

*
Less than one percent of the outstanding shares.

(1)
Includes, for executive officers, shares of restricted stock, shares of our common stock that the executives have elected to defer under our deferred compensation plan for executive officers and indirect interests in shares of our common stock held under our defined contribution plan.

(2)
Represents shares of our common stock that could be acquired by exercising stock options through April 28, 2014.

(3)
Includes, for directors, unvested restricted stock units, indirect interests in shares of our common stock held under our deferred compensation plan for non-employee directors. Includes, for executive officers, unvested restricted stock units and unvested performance shares awarded to executives under our equity-based compensation plans and indirect interests in shares of our common stock held under our deferred compensation plan for executive officers. While restricted stock units and indirect interests in shares of our common stock under our deferred compensation plans may not be voted or transferred, we have included them in the table as they represent an economic interest in our common stock that is subject to the same market risk as ownership of actual shares of our common stock.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table shows all persons or entities that we know were "beneficial owners" of more than five percent of our common stock on February 27, 2014.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	20,249,914	(2)	9.5%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	12,730,364	(3)	6.0%
Schneider Capital Management Corporation 460 E. Swedesford Road, Suite 2000 Wayne, PA 19087	10,879,367	(4)	5.1%

(1)
Based on 212,310,777 shares of common stock outstanding as of February 27, 2014.

(2)
Based on its filings with the Securities and Exchange Commission, BlackRock, Inc. has sole voting power over 19,535,277 shares of our common stock and dispositive power over 20,249,914 shares of our common stock.

(3)
Based on its filings with the Securities and Exchange Commission, The Vanguard Group is the beneficial owner of 12,730,364 shares of our common stock. The Vanguard Group has the sole voting power over 348,835 shares of our common stock and sole dispositive power over 12,402,929 shares of our common stock.

(4)
Based on its filings with the Securities and Exchange Commission, Schneider Capital Management Corporation has sole voting power over 5,150,465 shares of our common stock and sole dispositive power over 10,879,367 shares of our common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and any persons beneficially holding more than ten percent of our common stock to report their ownership of common stock and any changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. The Securities and Exchange Commission has established specific due dates for these reports, and we are required to report in this proxy statement any failure to file by these dates. Based solely on a review of the copies of the reports furnished to us and written representations that no other such statements were required, we believe that all such reports of our directors and executive officers were filed on a timely basis.

 STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

        If you wish to submit proposals for possible inclusion in our 2015 proxy materials, we must receive them at our principal executive offices no later than the close of business on November 14, 2014. Proposals should be addressed to Robert G. Jones, Senior Vice President — Law, General Counsel and Secretary, Arch Coal, Inc., One CityPlace Drive, Suite 300, St. Louis, Missouri 63141.

        If you wish to nominate directors and/or propose proper business from the floor for consideration at the 2015 annual meeting of stockholders, our bylaws provide that:

  •
  you must notify our secretary in writing;

  •
  your notice must have been received at our headquarters not earlier than January 24, 2015 and not later than February 13, 2015; and

  •
  your notice must contain the specific information required in our bylaws.

        We will send copies of these requirements to any stockholder who writes to us requesting this information. Please note that these three requirements apply only to matters that you wish to bring before your fellow stockholders at the 2015 annual meeting of stockholders without submitting them for possible inclusion in our 2015 proxy materials.

 INTERNET AVAILABILITY OF PROXY MATERIALS
Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting To Be Held on April 24, 2014

        The notice of annual meeting, proxy statement and our 2013 annual report may be viewed online under "Annual Reports" in the Investors section of our website at http://investor.archcoal.com/annuals.cfm. Information on our website does not constitute part of this proxy statement. You may find more information about the date, time and location of the annual meeting of stockholders, as well as the items to be voted on by stockholders at the annual meeting, in the section of this proxy statement entitled "Proxy and Voting Information." There, you will also find information about attending the annual meeting and voting your proxy, including where you may find the individual control numbers necessary to vote your shares by telephone or over the Internet.

        If you are a stockholder of record and are interested in receiving future proxy statements and annual reports electronically, you should contact our transfer agent by accessing your account at amstock.com and selecting "Shareholder Account Access." If you hold shares of our common stock through a broker, bank or other nominee, please refer to the instructions provided by that entity for instructions on how to elect this option.

PROXY SOLICITATION

        We are paying the cost of preparing, printing, and mailing these proxy materials. We will reimburse brokerage firms, banks and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions.

        Proxies will be solicited by mail and also may be solicited by our executive officers and other employees personally, by telephone or by electronic means, but such persons will not be specifically compensated for such services. We have engaged AST Phoenix Advisors to assist in distributing proxy materials, solicitating proxies and in performing other proxy solicitation services for a fee of $10,000 plus their out-of-pocket expenses. It is contemplated that brokerage firms, banks, custodians, fiduciaries and other nominees will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons, and we will reimburse them for their reasonable expenses incurred.

By Order of the Board of Directors,

Robert G. Jones Senior Vice President — Law, General Counsel and Secretary
March 14, 2014

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time on April 23, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you received proxy materials in the mail and would like to reduce the costs incurred by Arch Coal, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time on April 23, 2014. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Arch Coal, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, to arrive no later than the closing of the polls on April 24, 2014. SHAREHOLDER MEETING REGISTRATION: To attend the meeting, go to “shareholder meeting registration” link at www.proxyvote.com. If you do not have access to the Internet, you can register to attend the meeting by phone at 1-866-232-3037. ARCH COAL, INC. ONE CITYPLACE DRIVE, SUITE 300 ST. LOUIS, MO 63141 M70251-P47114-Z62551 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ARCH COAL, INC. For All Except Withhold All For All The Board of Directors recommends a vote “FOR All” nominees listed in proposal 1: ! ! ! 1. Election of Directors. Nominees: 01) John W. Eaves 02) Douglas H. Hunt 03) J. Thomas Jones 04) George C. Morris III 05) Paul A. Lang The Board of Directors recommends a vote “FOR” proposals 2-3: Abstain Against For ! ! ! 2. Advisory approval of the Company’s named executive officer compensation. ! ! ! 3. Ratification of the appointment of Ernst & Young, LLP as independent registered public accounting firm for the fiscal year ending December 31, 2014. For Against Abstain The Board of Directors recommends a vote “AGAINST” Stockholder proposals 4-5: ! ! ! 4. Stockholder proposal: Majority vote for directors. ! ! ! 5. Stockholder proposal: Report on environmental matters. NOTE: The appointed proxies will vote in their discretion on any other business as may properly come before the meeting or any adjournment thereof. ! For address changes and/or comments, please check this box and write them on the back where indicated. The foregoing items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on February 27, 2014 as the record date for determining stockholders of the Company entitled to receive notice of and vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on April 24, 2014: The 2014 Notice, Proxy Statement and Annual Report are available at www.proxyvote.com. M70252-P47114-Z62551 One CityPlace Drive, Suite 300 St. Louis, Missouri 63141 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 24, 2014 AT 10:00 AM CENTRAL TIME The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders dated March 14, 2014 and accompanying Proxy Statement, and hereby appoints John W. Eaves and Robert G. Jones and each of them, with full power of substitution, as proxies for and in the name of the undersigned to represent and to vote all shares of common stock of Arch Coal, Inc., a Delaware corporation, that the undersigned is entitled to vote at the 2014 Annual Meeting of Stockholders to be held on April 24, 2014, at 10:00 a.m. Central time, and at any adjournment or postponement thereof, upon the matters set forth on the reverse side hereof, and in their discretion upon such other matters, if any, as may properly come before the meeting. This Proxy, if signed and returned, will be voted as indicated. If this card is signed and returned without indication as to how to vote, the shares will be voted FOR proposals 1-3 and AGAINST proposals 4-5. Any one of said proxies, or any substitutes, who shall be present and act at the meeting shall have all the powers of said proxies hereunder. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)